UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Atmos Energy Corporation

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Notice of Annual Meeting

and Proxy Statement

Annual Meeting of Shareholders

Wednesday, February 6, 2019

December 21, 2018

Dear Atmos Energy Shareholder:

You are cordially invited to attend the annual meeting of shareholders on Wednesday, February 6, 2019, at 9:00 a.m. Central Standard Time, at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075.

The matters to be acted upon at the meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. In addition, we will review the affairs and progress of the Company during the past year and discuss the results of operations for the first quarter of our 2019 fiscal year.

Your vote is very important, regardless of the number of shares you hold. Whether or not you plan to attend the meeting in person, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card, over the Internet, by telephone or on the proxy card, as promptly as possible. If you received only a Notice in the mail or by email, you may also request a paper proxy card to submit your vote by mail, if you prefer. However, we encourage you to vote over the Internet or by telephone because it is more convenient and conserves natural resources, as well as saves on printing costs and postage fees.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Kim R. Cocklin	Michael E. Haefner
Executive Chairman of the Board	President and Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FEBRUARY 6, 2019:

This Proxy Statement, along with the Company’s Integrated Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, are available on the Internet at www.proxyvote.com.

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Our Shareholders:

The annual meeting of the shareholders of Atmos Energy Corporation will be held at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075 on February 6, 2019, at 9:00 a.m. Central Standard Time for the following purposes:

1.	To elect the 13 directors named in the proxy statement for one-year terms expiring in 2020;

2.	To ratify the Audit Committee’s appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent registered public accounting firm for fiscal 2019;

3.	To approve, on an advisory basis, the compensation of the named executive officers of the Company for fiscal 2018 (“Say-on-Pay”);

4.	To vote on one shareholder proposal, if properly presented at the meeting; and

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of our common stock at the close of business on December 14, 2018, will be entitled to notice of, and to vote at, our meeting. The stock transfer books will not be closed. Your vote is very important to us. Regardless of the number of shares you own, please vote. All shareholders of record may vote (i) over the Internet, (ii) by toll-free telephone (please see the proxy card for instructions), (iii) by written proxy by signing and dating the proxy card and mailing it to us or (iv) by attending the annual meeting and voting in person. These various options for voting are described in the Notice or proxy card.

For all shareholders who participate in our Retirement Savings Plan and Trust (“RSP”), your vote over the Internet, by telephone or on your proxy card will serve as voting instructions to the trustee of the RSP, the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee (“RSP Trustee”). If you own shares through the RSP, only the RSP Trustee may vote your plan shares even if you attend the annual meeting in person. Your vote will remain confidential. If you do not instruct the RSP Trustee, the unvoted shares allocated to your account will be voted by the RSP Trustee in its best judgment. In addition, State Street Global Advisors Trust Company, an affiliate of State Street Corporation (“State Street”), is the independent fiduciary for the RSP for the purpose of ensuring the confidentiality of the RSP participant voting process. Please notify State Street if you have specific confidentiality concerns relating to exercising your right to direct the RSP Trustee by writing to Sydney Marzeotti, Vice President, State Street Global Advisors Trust Company, 1 Iron Street, Boston, Massachusetts 02210.

All shareholders who hold shares in “street name” in the name of a broker, bank or other nominee (“broker”) may submit your written votes through voting instruction forms provided by your brokers. If you hold shares in street name, you may also generally vote your proxy over the Internet or by telephone, in accordance with voting instructions provided by your broker. Brokers do not have the discretion to vote the shares of customers or clients who fail to provide voting instructions on any of the proposals listed above, except the proposal to ratify the Audit Committee’s appointment of Ernst & Young to serve as the Company’s independent registered public accounting firm for fiscal 2019. Therefore, if you do not provide instructions to your broker to vote your shares, the broker may vote your shares only on that one proposal at our annual meeting. In addition, if you own your shares in street name and you intend to vote in person at the meeting, you must first obtain a legal proxy from your broker and bring it to the annual meeting.

We encourage you to receive all proxy materials in the future electronically to help us save on printing costs and postage fees, as well as to conserve natural resources in producing and distributing these materials. If you wish to receive these materials electronically for next year’s annual meeting, please follow the instructions on the proxy card or on our website at www.atmosenergy.com under the “Investors” tab.

By Order of the Board of Directors,

Karen E. Hartsfield
Senior Vice President, General Counsel and Corporate Secretary

December 21, 2018

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ii

PROXY STATEMENT OVERVIEW

This overview provides only highlights of information contained elsewhere in this proxy statement to assist you in reviewing the proposals to be acted upon at our annual meeting of shareholders. Please read the entire proxy statement before voting because this overview does not contain all the information you should consider.

Fiscal 2018 Financial Highlights

•

Earnings and earnings per share increased for a 16th consecutive year. In fiscal 2018, we generated net income of $603 million or $5.43 per diluted share. Included in fiscal 2018 results was a non-recurring benefit of $159 million or $1.43 per share recognized from the implementation of the Tax Cuts and Jobs Act of 2017.

•

We have also continued to deliver positive returns to our shareholders, generating total shareholder returns (stock price appreciation and reinvested dividends) (“TSR”) over the latest one, three and five-year periods, as shown in the following chart:

(a)

The Atmos Energy peer group used in this chart is the same peer group that was used in determining the level of performance under our incentive compensation plans, as approved by our Board of Directors, and is comprised of the following companies: Alliant Energy Corporation; Ameren Corporation; CenterPoint Energy, Inc.; CMS Energy Corporation; DTE Energy Company; National Fuel Gas Company; NiSource Inc.; ONE Gas, Inc.; Spire, Inc.; Vectren Corporation; WEC Energy Group, Inc.; WGL Holdings, Inc.; and Xcel Energy Inc. However, since WGL Holdings, Inc. was acquired prior to September 30, 2018, its cumulative total return is not included in the total shareholder return represented in the graph above. See Competitive Executive Compensation Benchmarking, beginning on page 48 below for further information on these peer group companies.

•	The indicated annual dividend is $2.10 for fiscal 2019, which represents over an 8% increase over fiscal 2018.

Highlights of Executive Compensation Program

Objectives of Program

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Total direct compensation (base salary, annual incentive compensation and the value of long-term compensation granted) paid (or granted) to our named executive officers each year is targeted at the 50th percentile of competitive market practice, if performance targets are reached.

•	Stock-based incentive plans and share ownership guidelines are utilized to align the interests of our named executive officers with those of our shareholders.

•	The use of perquisites and other personal benefits for our named executive officers is limited.

No Significant Changes to Executive Compensation Program in Fiscal 2018

Our shareholders approved the compensation of our named executive officers for fiscal 2017 at our 2018 annual meeting of shareholders, with over 87 percent of the shares voted in favor of such compensation. Accordingly, the Human Resources Committee (“HR Committee”) and our Board decided to not make any significant changes to our executive compensation programs and policies over the last fiscal year.

Compensation of Chief Executive Officer

The Board awarded our President and Chief Executive Officer (“CEO”), Michael E. Haefner, in addition to his base salary of $845,577 paid during fiscal 2018, an amount of annual and long-term incentive compensation for fiscal 2018 that was commensurate with our business results and pay-for-performance philosophy. Such compensation included an award under our Annual Incentive Plan for Management (“Incentive Plan”) of $1,127,408 and long-term equity compensation awards under our 1998 Long-Term Incentive Plan (“LTIP”), comprised of performance-based restricted stock units (“RSUs”) with a grant date fair value of $1,143,309 and time-lapse RSUs with a grant date fair value of $1,174,899 during fiscal 2018. Consistent with our executive compensation philosophy, a majority of Mr. Haefner’s total direct compensation of $4,291,193 for fiscal 2018 was incentive-based and at risk, as illustrated by the following chart:

Compensation of Other Named Executive Officers

Consistent with its approach to the compensation of our President and CEO, the Board awarded each of our other named executive officers an amount of annual and long-term incentive compensation for fiscal 2018 that was also commensurate with our business results and pay-for-performance executive compensation philosophy. A significant portion of each of their amounts of total direct compensation for fiscal 2018 was also incentive-based and at risk, as shown on the following table and as illustrated by the chart below, in which the components of their average total direct compensation is presented:

Name and Principal Position	Base Salary	Annual Incentive Plan Award	Performance- Based Restricted Stock Units Award Value	Time-Lapse Restricted Stock Units Award Value	Total Direct Compensation
Kim R. Cocklin Executive Chairman of the Board	$852,972	$1,137,267	$1,143,309	$1,205,607	$4,339,155

Christopher T. Forsythe Senior Vice President and Chief Financial Officer	$388,702	$310,954	$260,040	$260,040	$1,219,736

David J. Park Senior Vice President, Utility Operations	$373,154	$298,516	$260,040	$282,188	$1,213,898

John K. Akers Senior Vice President, Safety and Enterprise Services	$373,154	$298,516	$260,040	$260,040	$1,191,750

Proposals to be voted on by our Shareholders

Proposal One—Election of Directors

You will find in this proxy statement important information about the qualifications, skills and experience of each of the 13 director nominees that you are being asked to elect at our annual meeting of shareholders. Our Nominating and Corporate Governance Committee (“Nominating and CG Committee”) performs an annual assessment of the performance of each member of the Board of Directors to ensure that our directors have the qualifications, skills and experience to continue to serve effectively. The committee has determined that all 13 director nominees possess the qualifications, skills, experience and other qualities important to the continued success of the Company. Accordingly, our Board recommends that our shareholders vote in favor of each nominee for re-election.

Proposal Two—Ratification of Appointment of our Independent Registered Public Accounting Firm

You will also find in this proxy statement important information about our independent registered public accounting firm, Ernst & Young. We believe Ernst & Young continues to provide high quality professional services to the Company. Our Board of Directors recommends that shareholders vote in favor of ratification of the firm’s appointment by the Audit Committee for fiscal 2019.

Proposal Three—Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)

Our shareholders again have the opportunity to cast a non-binding, advisory vote to approve the compensation of our named executive officers for fiscal 2018. Since an annual frequency for the say-on-pay vote was first recommended by our Board and approved by our shareholders at our 2011 annual meeting and again at our 2016 annual meeting, we have provided our shareholders with an opportunity to vote each year on our executive compensation. We were pleased that at last year’s annual meeting, over 87 percent of our shareholders voted to approve the compensation of our named executive officers for fiscal 2017. In evaluating this Say-on-Pay proposal, we recommend that you review our “Compensation Discussion and Analysis” in this proxy statement, which explains how and why the HR Committee and our Board arrived at decisions concerning our fiscal 2018 executive compensation. Our Board of Directors recommends that our shareholders approve, on an advisory basis, the compensation of our named executive officers for fiscal 2018.

Proposal Four—Shareholder Proposal Regarding Preparation of Report on Methane Emissions

This shareholder proposal requests the preparation of a report on the Company’s methane emissions. The proposal will be voted on only if properly presented at the annual meeting. The text of the proponents’ resolution and supporting statement along with the Company’s statement in opposition to such proposal may be found under “Proposal Four—Shareholder Proposal Regarding Preparation of Report on Methane Emissions,” beginning on page 69. Our Board of Directors recommends that our shareholders vote against this shareholder proposal.

ATMOS ENERGY CORPORATION

P.O. Box 650205

Dallas, Texas 75265-0205

PROXY STATEMENT

for the

2019 ANNUAL MEETING OF SHAREHOLDERS

to be Held on February 6, 2019

GENERAL MEETING MATTERS

Date, Time, Place and Purpose of Meeting

Our 2019 annual meeting of shareholders will be held on February 6, 2019, at 9:00 a.m. Central Standard Time at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, Texas 75075. The purpose of the 2019 annual meeting is set forth in the Notice of Annual Meeting of Shareholders to which this proxy statement is attached. Atmos Energy Corporation is referred to as “Atmos Energy,” the “Company,” “our,” “us” or “we” in this proxy statement.

Internet Availability of Proxy Materials

Under rules of the Securities and Exchange Commission (“SEC”), we are furnishing proxy materials to our shareholders primarily over the Internet, rather than mailing paper copies of the materials (including our Integrated Annual Report, which includes our Form 10-K for fiscal 2018) to each shareholder. If you received only a Notice by mail or email, you will not receive a paper copy of these proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you on how you may access your proxy card to vote over the Internet. If you received a Notice by mail or email and would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

We anticipate that the mailing of the Notice to our shareholders will commence on or about December 21, 2018 and will be sent by email to our shareholders who have opted for such means of delivery on or about December  26, 2018.

Revocability and Voting of Proxies

Any shareholder of record submitting a proxy has the power to revoke the proxy at any time prior to its exercise by (i) submitting a new proxy with a later date or time, including a proxy given over the Internet or by telephone; (ii) notifying our Corporate Secretary in writing before the meeting or (iii) voting in person at the meeting. Any shareholder owning shares in street name who wishes to revoke voting instructions previously given to a broker should contact such broker for further instructions. Any shareholder who holds our shares as a participant in the RSP and who wishes to revoke voting instructions previously given to the RSP Trustee may submit new voting instructions by re-voting his or her proxy card or by written notice to the RSP Trustee on or before February 5, 2019 at the following address: Atmos Energy Qualified Retirement Plans and Trusts Committee, Attn: Ashley Burton, Legal Dept., P.O. Box 650205, Dallas, Texas 75265-0205.

An independent inspector of election will count the votes. Your vote will not be disclosed to us and will remain confidential except under special circumstances. For example, a copy of your proxy card will be sent to us if you add any written comments to the card. If you are a shareholder of record and give us your signed proxy, but do not specify how to vote on any particular proposal, we will vote your shares in favor of the nominees for the election of directors (see “Proposal One—Election of Directors,” beginning on page 17); in favor of the proposal to ratify the Audit Committee’s appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2019 (see “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm,” beginning on page 33); in favor of the advisory proposal to approve executive compensation for fiscal 2018 (see “Proposal Three—Non-Binding, Advisory Vote to Approve Executive Compensation,” beginning on page 36) and against the shareholder proposal (see “Proposal Four—Shareholder Proposal Regarding Preparation of Report on Methane Emissions,” beginning on page 69).

Solicitation of Proxies

The proxy accompanying this statement is solicited by the management of the Company at the direction of our Board of Directors. It is expected that these materials will be first sent to our shareholders on or about December 21, 2018. We expect to solicit proxies primarily by mail, but our directors, officers, employees and agents may also solicit proxies in person or by telephone or other electronic means. We will pay for all costs of preparing, assembling and distributing the proxies and accompanying materials for the annual meeting of shareholders, including the costs of reimbursing brokers for forwarding proxies and proxy materials to their principals. We will ask brokers to prepare and send a Notice to each of their customers or clients for whom they hold shares and forward copies of the proxy materials to such beneficial owners who request a paper copy. In addition, Morrow Sodali, LLC, 470 West Avenue, Stamford, Connecticut 06902 (“Morrow Sodali”), will assist us in the solicitation of proxies. We will pay approximately $7,500 in fees, plus expenses and disbursements, to Morrow Sodali for its proxy solicitation services.

Common Stock Information; Record Date

As of December 14, 2018, our record date, there were 116,888,646 shares of our common stock, no par value, issued and outstanding, all of which are entitled to vote. These shares constitute the only class of our stock issued and outstanding. As stated in the Notice, only shareholders of record at the close of business on December 14, 2018 will be entitled to vote at the meeting, with each share being entitled to one vote.

Quorum Requirement

In accordance with Texas and Virginia law, our bylaws provide that if the holders of a majority of the issued and outstanding shares of our common stock entitled to vote are present in person or represented by proxy, there will be a quorum. The aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the annual meeting, whether those shareholders vote for, against or abstain from voting on any matter, will be counted for purposes of determining whether a quorum exists. Broker non-votes, which are described below, will also be considered present for purposes of determining whether a quorum exists.

Broker Non-Votes and Vote Required

If a broker holds your shares and you have previously elected to receive a paper copy of your proxy materials, a paper copy of this proxy statement and other proxy materials have been sent to your broker. You may have received this proxy statement directly from your broker, together with a voting instruction form as to how to direct the broker to vote your shares. If you desire to have your vote counted, it is important that you return your voting instruction form to your broker. Rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are considered “routine” or “non-routine.” If a proposal is routine, a broker holding shares for an owner in street name may vote on the proposal without having received voting instructions from the owner. If a proposal is non-routine, the broker may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker is unable to vote on a proposal because the proposal is non-routine and the owner does not provide instructions. Broker non-votes have no effect on the vote on such a proposal because they are not considered present and entitled to vote on that proposal. Proposals One, Three and Four are considered non-routine proposals; therefore, brokers may vote on these proposals only if voting instructions are provided by the owner of the shares. Only Proposal Two, the proposal to ratify the appointment of Ernst & Young as the independent registered public accounting firm for the Company for fiscal 2019, is considered a routine proposal under the rules of the NYSE. As a result, brokers holding shares for an owner in street name may vote on this proposal, even if no voting instructions are provided by the owner of the shares.

Generally, in accordance with Texas and Virginia law, under our bylaws, the number of votes required for the approval of a proposal is a majority of the shares of our common stock present or represented by proxy and entitled to vote at the meeting. Abstentions will have the same effect as an “against” vote but, as discussed above, broker non-votes will have no effect on the vote for these proposals. If any other proposals are properly presented to the shareholders at the meeting, the number of votes required for approval will depend on the nature of the proposal. The proxy gives discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting. The persons named as proxies on the proxy card are Richard K. Gordon and Richard A. Sampson.

CORPORATE GOVERNANCE AND OTHER BOARD MATTERS

Corporate Governance

In accordance with, and pursuant to, the corporate governance standards of the NYSE, the Board has adopted and periodically updated our Corporate Governance Guidelines (“Guidelines”), which govern the structure and proceedings of the Board and contain the Board’s position on many governance issues. The Board has also adopted and periodically updated the Code of Conduct for our directors, officers and other employees. The Code of Conduct provides guidance to the Board and management in areas of ethical business conduct and risk, and provides guidance to employees and directors by helping them to recognize and deal with ethical issues including, but not limited to (i) conflicts of interest, (ii) gifts and entertainment, (iii) confidential information, (iv) fair dealing, (v) protection of corporate assets and (vi) compliance with rules and regulations. We have also provided to our directors, officers, other employees, customers and any other member of the public a toll-free compliance hotline and a website by which they may report on an anonymous basis any observation of unethical behavior or any suspected violations of our Code of Conduct. In addition, the Board has adopted and periodically updated the charters for its Audit Committee, HR Committee, and Nominating and CG Committee. All of the foregoing documents are posted on the Corporate Responsibility page under the Investors tab of our website at www.atmosenergy.com.

Independence of Directors

The Board is comprised of a majority of independent directors in accordance with NYSE corporate governance standards. In accordance with rules of the SEC and the NYSE, as well as our Guidelines, to be considered independent, a director must not have a direct or indirect material relationship with the Company or its management, other than as a director. To assist it in making its determination of the independence of each of its non-employee members, the Board has adopted its Categorical Standards of Director Independence (“Standards”). The Standards specify the criteria by which the independence of our non-employee directors will be determined and the types of relationships the Board has determined to be categorically immaterial, including relationships of such directors and their immediate families with respect to past employment or affiliation with the Company, our management or our independent registered public accounting firm. For purposes of the Standards, the Board has adopted the definition of an “immediate family member” as set forth by the NYSE, which includes a director’s spouse, parents, children, siblings and in-laws, as well as anyone else (other than any domestic employees) who shares such director’s home. The Standards and our Guidelines are posted on the Corporate Responsibility page under the Investors tab of our website at www.atmosenergy.com.

Based on its review of the Standards, as well as applicable SEC rules and regulations, NYSE corporate governance standards, and taking into consideration all business relationships between the Company and each non-employee director and non-employee director nominee, the Board has concluded that none of such relationships are material, other than the relationship with Mr. Springer described below. Accordingly, the Board has affirmatively determined that Mses. Compton, Quinn and Walters as well as Messrs. Best, Donohue, Esquivel, Garza, Gordon, Grable, Sampson and Ware are independent members of the Board. In addition, the Board has affirmatively determined that each member of the Audit Committee, HR Committee and Nominating and CG Committee are independent under the Standards, as well as applicable SEC rules and regulations and NYSE corporate governance standards.

In recommending to the Board that each non-employee director be found independent other than Mr. Springer, for the reasons described below, the Nominating and CG Committee reviewed and considered the following transactions, relationships or arrangements during the past three fiscal years, as discussed below. All matters described below fall within the Standards, including the monetary thresholds set forth in such Standards. Such matters are more fully discussed below under “Related Person Transactions.”

•	Mr. Ware is chairman of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us; and

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Several of our other directors either are natural gas customers or are affiliated with businesses that are natural gas customers of the Company in the ordinary course of business, including Messrs. Donohue, Esquivel and Springer.

Because Mr. Springer’s son-in-law is a partner with the firm of Ernst & Young, our independent registered public accounting firm, the Board has determined that Mr. Springer may not be considered independent from the Company under the Standards. However, Mr. Springer’s son-in-law is not involved in our audit and is not considered a “covered person” with respect to us, as defined under the SEC’s independence-related rules and regulations for auditors. Thus, this relationship has no effect on Ernst & Young’s independence as our independent registered public accounting firm. Further, Mr. Springer does not serve on our Audit Committee, HR Committee or Nominating and CG Committee.

Related Person Transactions

In accordance with applicable SEC rules and in recognition that transactions into which we enter with related persons may present potential or actual conflicts of interest, our Board has adopted and periodically reviews written guidelines with respect to related person transactions. For purposes of these guidelines, a reportable “related person transaction” is a transaction between the Company and any “related person” (i) involving more than $120,000 when aggregated with all similar transactions during any fiscal year and (ii) where such “related person” has or will have a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A “related person” is any (a) person who is or was (since the beginning of the last fiscal year) an executive officer, director or nominee for election as a director of the Company; (b) person who beneficially owns more than five percent (5%) of the Company’s common stock or (c) immediate family member of any of the foregoing. An immediate family member includes a person’s spouse, parents, children, siblings, in-laws and anyone else (other than any domestic employees) sharing such person’s home.

Under the guidelines, all named executive officers, directors and director nominees are required to identify, to the best of their knowledge after reasonable inquiry, business and financial affiliations involving themselves or their immediate family members, which could reasonably be expected to give rise to a related person transaction. Named executive officers, directors and director nominees are required to advise the Corporate Secretary of the Company promptly of any change in the information provided and are asked periodically to review and reaffirm this information.

The Nominating and CG Committee reviews the material facts of all related person transactions and either approves or disapproves of the entry into any such transaction. However, if advance committee approval of a related person transaction is not feasible, then it shall be considered and, if the committee determines it to be appropriate, ratified at the committee’s next regularly scheduled meeting. In determining whether to approve or ratify a related person transaction, the committee takes into account, among other factors it deems appropriate, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

No director is allowed to participate in any discussion or approval of a related person transaction for which he or she is a related person, except that the director shall provide all material information concerning the transaction to the committee. If a related person transaction will be ongoing, the committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related person. Thereafter, the committee, on at least an annual basis, will review and assess ongoing relationships with the related person to see that they remain in compliance with the Company’s related person transactions guidelines and that the related person transaction remains appropriate. In addition, the committee will periodically review the related person transactions guidelines to determine if changes or modifications may be appropriate.

The committee also makes a recommendation to the Board as to whether an identified transaction is required to be reported as a related person transaction under SEC rules. Under SEC rules, certain transactions are deemed not to involve a material interest and thus are not reportable (including transactions in which the amount involved in any 12-month period is less than $120,000 and transactions with entities where a related person’s interest is limited to service as a non-employee director). In determining materiality for this purpose, information is considered material if, in light of all the facts and circumstances of the transaction, there is a substantial likelihood a reasonable investor would consider the information important in deciding whether to buy, sell or vote shares of the Company’s common stock. The types of transactions specified below, which are pre-approved by the committee, are presumed not to involve a material interest.

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Transactions in the ordinary course of business with an entity for which a related person serves as an employee or director, provided the aggregate amount involved in any such transactions during any particular fiscal year does not exceed the greater of (a) $1 million or (b) two percent (2%) of the entity’s gross revenues for the most recently completed fiscal year for which data is publicly available;

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Charitable contributions made directly or indirectly, through a donor advised fund or foundation, in the ordinary course of business to a foundation, university or other charitable organization, for which a related person serves as an employee or a director, provided the aggregate amount of contributions during any particular fiscal year does not exceed the greater of (a) $500,000 or (b) two percent (2%) of the charitable organization’s annual receipts for its most recently completed fiscal year;

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Employment by the Company of a family member of a named executive officer, provided the named executive officer does not participate in decisions regarding the hiring, performance evaluation or compensation of the family member; and

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Payments under the Company’s employee benefit plans and other programs that are available generally to the Company’s employees (including contributions under the Company’s educational matching gift programs and payments to providers under the Company’s health care plans).

The committee reviewed all business transactions during fiscal 2018 between the Company and companies for which related persons serve as employees or directors, including the transactions described below, which represent the only significant transactions of this type during fiscal 2018. In addition, as discussed above under “Independence of Directors,” the committee noted the relationship that Mr. Springer has with our independent registered public accounting firm, Ernst & Young, through his son-in-law who is a partner with such firm. The total amount of fees paid to Ernst & Young during fiscal 2018 was $3,380,000, as more particularly described under “Audit and Related Fees” on page 33 below.

First, Mr. Donohue is Chief Executive Officer of Dallas Fort Worth International Airport (“DFW Airport”) in Dallas, Texas, which is a natural gas distribution customer of the Company. For the 2018 fiscal year, the Company received total revenues from DFW Airport in the amount of approximately $1,373,000. All transactions with DFW Airport were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The committee has received written confirmation from DFW Airport that the total amount of revenues received by the Company from DFW Airport during fiscal 2018 represents less than two percent (2%) of the gross revenues of DFW Airport for that period. Because these transactions with DFW Airport fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

Next, Mr. Esquivel is Vice President for Community and Corporate Relations for UT Southwestern Medical Center in Dallas, Texas (“UT Southwestern”). For fiscal 2018, the Company received total revenues from UT Southwestern of approximately $633,000 for distribution and transportation services provided to UT Southwestern. All such services provided to UT Southwestern were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The committee has received written confirmation from UT Southwestern that the total amount of revenues received by the Company from UT Southwestern during fiscal 2018 represents less than two percent (2%) of the gross revenues of UT Southwestern for that period. Because these transactions with UT Southwestern fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

In addition, Mr. Springer has a son employed by ConocoPhillips in a non-officer capacity in its commercial group. During fiscal 2018, the Company’s Atmos Pipeline–Texas Division provided natural gas transportation services to ConocoPhillips. Total net revenue received from ConocoPhillips during fiscal 2018 for such services was approximately $2,941,000. All transactions with ConocoPhillips were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The total amount of transactions engaged in by Atmos Pipeline–Texas with ConocoPhillips during fiscal 2018 represents less than two percent (2%) of the gross revenues of ConocoPhillips for that period. Because these transactions with ConocoPhillips fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

Next, Ms. Walters has a brother employed as a partner by Gibson, Dunn & Crutcher LLP (“Gibson Dunn”), which provides legal services to the Company. During fiscal 2018, we paid a total of approximately $210,000 to Gibson Dunn. All such services provided by Gibson Dunn to the Company were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties. The committee has received written confirmation from Gibson Dunn that the total amount of revenues received by Gibson Dunn from the Company during fiscal 2018 represents less than two percent (2%) of the gross revenues of Gibson Dunn for that period. Because these transactions with Gibson Dunn fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

As noted above, in the discussion on the independence of our directors, Mr. Ware is Chairman of Amarillo National Bank in Amarillo, Texas, which provides a $25 million short-term line of credit to the Company and serves as a depository bank for us. During fiscal 2018, we paid a total of approximately $157,000 to Amarillo National Bank for these services, which amount is reasonable and customary for these types of services and such services are substantially on the same terms as comparable transactions with third parties. The committee has received written confirmation from Amarillo National Bank that such amount represents less than two percent (2%) of the gross revenues of the Bank for the applicable period. Because these transactions with Amarillo National Bank fall within the types of transactions that have been pre-approved by the committee, such transactions are presumed to not involve a material interest.

The Vanguard Group, Inc., BlackRock, Inc. and State Street were each the beneficial owners of more than five percent (5%) of the Company’s common stock outstanding as of the record date of December 14, 2018 (see “Beneficial Ownership of Common Stock,” beginning on page 31). However, only State Street and its affiliates provided services to the Company or our Master Retirement Trust (“Master Trust”) during fiscal 2018. For the Company, State Street (i) acted as trustee of several benefits plans and trusts; (ii) provided fiduciary services for a benefits plan; and (iii) provided retiree benefit payment processing services for several benefits plans and trusts, for which the Company paid a total of approximately $102,000 in fees during fiscal 2018. For the Master Trust, State Street (i) acted as trustee; (ii) provided fiduciary services for a benefits plan; (iii) provided retiree benefit processing services for a benefit plan whose assets are held in the Master Trust; and (iv) provided investment management services relating to assets held in the Master Trust. For such services, the Master Trust paid a total of approximately $295,000 in fees during fiscal 2018. All such services provided to the Company and the Master Trust were made in the ordinary course of business and on substantially the same terms as other comparable transactions with third parties.

Finally, Messrs. Cocklin and Best each have a son-in-law employed by the Company in a non-executive officer position whose total compensation exceeds the SEC’s reporting threshold of $120,000 per fiscal year. Consistent with our guidelines on related person transactions, although the total value of each such family member’s compensation for fiscal 2018, including base salary, incentive compensation and equity awards appropriate for their respective positions, exceeds the SEC’s reporting threshold for disclosure of $120,000 per fiscal year, the committee determined each such relationship was not material.

The committee also reviewed all other transactions between the Company and other related persons, and determined that the transactions described above represent the only significant transactions of this type during fiscal 2018. In addition, the Company is not aware of any related person transactions required to be reported under applicable SEC rules since the beginning of the last fiscal year where our policies and procedures did not require review or where such policies and procedures were not followed.

Board Leadership Structure

The Company’s bylaws and Guidelines provide that our Board of Directors has the right to exercise its discretion to either separate or combine the offices of the Chairman of the Board and the CEO. This decision is based upon the Board’s determination of what is in the best interests of the Company and its shareholders, in light of the circumstances and taking into consideration succession planning, skills and experience of the individuals filling those positions and other relevant factors. The current leadership structure is based on the experienced leadership provided by an Executive Chairman of the Board (currently Mr. Cocklin) and a full-time President and CEO (currently Mr. Haefner), with both positions being subject to oversight and review by the Company’s independent directors. The Board recognizes that if the circumstances change in the future, other leadership structures might also be appropriate and it has the discretion to revisit this determination of the Company’s leadership structure. A combined Chairman and CEO Board leadership structure has previously worked well for the Company and its shareholders and may do so in the future.

The Board’s leadership structure is designed so that independent directors exercise oversight of the Company’s management and key issues related to strategy and risk. Only independent directors serve on our Audit Committee, HR Committee and Nominating and CG Committee of the Board, and all standing Board committees are chaired by independent directors. Additionally, independent directors regularly hold executive sessions of the Board outside the presence of the Executive Chairman, the President and CEO or any other Company employee, and they generally meet in a private session with the Executive Chairman and the President and CEO at regularly scheduled Board meetings.

Each year, the independent directors of the Board select an independent director to serve as a lead director (the “Lead Director”). The Lead Director performs the following duties:

(i)	presides at all meetings of the Board at which the Executive Chairman is not present;

(ii)	presides at all meetings of the independent directors or non-management directors in executive sessions as may be necessary;

(iii)	coordinates and develops the agenda for executive sessions of the independent directors or non-management directors;

(iv)	approves meeting agendas for the Board;

(v)	approves Board meeting schedules to assure that there is sufficient time for discussion of all agenda items;

(vi)	acts as liaison between the Executive Chairman and the independent directors regarding business, management or other issues;

(vii)	approves information that is sent to the Board;

(viii)	discusses the results of the performance evaluation of the President and CEO with the chair of the HR Committee;

(ix)	along with the chair of the HR Committee, reports to the President and CEO the results of the performance evaluation; and

(x)

identifies and develops with the Executive Chairman and the President and CEO along with the chair of the Nominating and CG Committee, the Board’s compositional needs and criteria for the selection of candidates to serve as directors.

In performing the duties described above, the Lead Director is expected to consult with the chairs of the appropriate Board committees and solicit their participation. The Lead Director also has the authority to call meetings of the independent directors as well as the non-management directors; and if requested by major shareholders, will ensure that he or she is available for consultation and direct communication.

Our Board of Directors has the responsibility for risk oversight of the Company as a whole. However, the Board has delegated primary risk oversight responsibility to the Audit Committee. The Audit Committee is responsible for overseeing risks associated with financial and accounting matters, including compliance with all legal and regulatory requirements and internal control over financial reporting. In addition, the Audit Committee has oversight responsibility for the Company’s overall business risk management process, which includes the identification, assessment, mitigation and monitoring of key business risks on a company-wide basis. KPMG LLP (“KPMG”) which serves as the Company’s internal auditor, presents to the Audit Committee at its regularly scheduled quarterly meetings on its internal audit activities, including the audit activities performed the previous quarter, which address the key business risks identified by the Audit Committee, including evaluations and assessments of internal controls and procedures.

The Board has charged the HR Committee with ensuring that our executive compensation policies and practices support the retention and development of executive talent with the experience required to manage risks inherent to our business and do not encourage or reward excessive risk-taking by our executives. See the discussion in “Compensation Risk Assessment,” beginning on page 52, for more information on the specific processes used by the HR Committee to assess the risk profile of our compensation programs. The Nominating and CG Committee oversees risks associated with corporate governance, including Board leadership structure, succession planning and other matters. The Board’s role in risk oversight has had no significant effect on the Board’s leadership structure. In addition, we believe that the current leadership structure of the Board supports effective oversight of the Company’s risk management processes described above by providing independent leadership at the Board committee level, with ultimate oversight by the full Board as led by the Executive Chairman, the President and CEO and the Lead Director.

Lead Director and Communications with Directors

In accordance with the corporate governance standards of the NYSE, the independent directors of the Board have designated Mr. Gordon as the Lead Director at all meetings of both independent directors and non-management directors, which meetings will continue to be held by the Board on a regular basis. Shareholders and other interested parties may communicate with the Lead Director, individual non-management directors, or the non-management directors as a group, by writing to Board of Directors, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas, 75265-0205 or by email at boardofdirectors@atmosenergy.com. Our Senior Vice President, General Counsel and Corporate Secretary, Karen E. Hartsfield, receives all such communications initially and forwards the communications to Mr. Gordon, as Lead Director, or another individual non-management director, if applicable, as she deems appropriate. Interested parties may also contact by email our directors who are members of management, Kim R. Cocklin, Executive Chairman, at kim.cocklin@atmosenergy.com and Michael E. Haefner, President and CEO at mike.haefner@atmosenergy.com. Messrs. Cocklin and Haefner may also be reached by mail at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205 or by telephone at 972-934-9227.

Committees of the Board of Directors

Atmos Energy’s Board committee structure is organized around key strategic issues to facilitate oversight of management. Committee chairs regularly coordinate with one another to ensure appropriate information sharing. To further facilitate information sharing, all committees provide a summary of significant actions to the full Board. As required under our Corporate Governance Guidelines, each standing committee conducts an annual self-assessment and review of its charter.

The following table identifies the chairperson (C) and the current membership (M) of each standing committee of the Board and the number of committee meetings held in fiscal 2018. Mr. Donohue and Ms. Walters were elected to the Board after the end of fiscal 2018 on November 1, 2018 and therefore are not represented in the table below.

Director	Audit Committee	Human Resources Committee	Nominating and Corporate Governance Committee	Executive Committee	Work Session/Annual Meeting Committee
Robert W. Best
Kim R. Cocklin(a)
Kelly H. Compton	M	M
Ruben E. Esquivel	M	M		M	C
Rafael G. Garza	M		M
Richard K. Gordon		M	M	C
Robert C. Grable	M		C	M	M
Michael E. Haefner(a)
Nancy K. Quinn	M	C		M
Richard A. Sampson	C	M		M
Stephen R. Springer(a)					M
Richard Ware II	M		M		M
Number of meetings held in fiscal 2018	4	3	3	0	1

(a)

The director is not independent and accordingly is not eligible to be a member of any of the committees except the Executive Committee and/or the Work Session/Annual Meeting Committee, pursuant to the rules of the New York Stock Exchange.

Audit Committee.    The Board has established a separately-designated standing Audit Committee in accordance with applicable provisions of the Securities Exchange Act of 1934 (“Exchange Act”). The Audit Committee consists of Ms. Compton and Ms. Quinn, as well as Messrs. Esquivel, Garza, Grable, Sampson and Ware, with Mr. Sampson serving as chair of the committee. As discussed in “Independence of Directors” on page 8, the Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC applicable to members of an audit committee. The Audit Committee oversees our accounting and financial reporting processes and procedures, reviews the scope and procedures of the internal audit function, appoints our independent registered public accounting firm and is responsible for the oversight of its work and the review of the results of its independent audits. The Audit Committee held four meetings during the last fiscal year and has adopted a charter that it follows in conducting its activities, which is available on the Corporate Responsibility page of our website at www.atmosenergy.com.

Human Resources Committee.    This committee consists of Ms. Compton and Ms. Quinn, as well as Messrs. Esquivel, Gordon and Sampson, with Ms. Quinn serving as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee reviews and makes recommendations to the Board regarding executive compensation policy and strategy, and specific compensation recommendations for the Executive Chairman, the President and CEO, as well as our other officers and division presidents. This committee retained the consulting firm of Pay Governance LLC (“Pay Governance”) during fiscal 2018 to serve as its executive compensation consultant, which was directly accountable to the committee for the performance of its consulting services. In addition, the committee determines, develops and makes recommendations to the Board regarding severance agreements, succession planning and other related matters concerning our Executive Chairman, the President and CEO, as well as other officers and division presidents. This committee also administers our LTIP and our Incentive Plan. During the last fiscal year, the committee held three meetings. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Responsibility page of our website at www.atmosenergy.com.

Nominating and Corporate Governance Committee.    This committee consists of Messrs. Garza, Gordon, Grable and Ware, with Mr. Grable serving as chair of the committee. The Board has determined that each member of the committee satisfies the independence requirements of the NYSE and SEC. This committee makes recommendations to the Board regarding the nominees for director to be submitted to our shareholders for election at each annual meeting of shareholders, selects candidates for consideration by the full Board to fill any vacancies on the Board which may occur from time to time and oversees all of our corporate governance matters. The committee held three meetings during the last fiscal year. The committee has adopted a charter that it follows in conducting its activities, which is available on the Corporate Responsibility page of our website at www.atmosenergy.com.

Executive Committee.    This committee consists of Mr. Gordon and the chairs of each of our standing committees. Current members of the Executive Committee are Ms. Quinn, Messrs. Gordon, Esquivel, Grable and Sampson. Mr. Gordon serves as chair of the committee. In accordance with our bylaws, the Executive Committee has, and may exercise, all of the powers of the Board of Directors during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the bylaws or as may be established by resolution of the Board from time to time. The Executive Committee held no meetings during fiscal 2018.

Work Session/Annual Meeting Committee.    This committee consists of Messrs. Esquivel, Grable, Springer and Ware, with Mr. Esquivel serving as chair of the committee. This committee selects the site and plans the meeting and agenda for the work session meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the annual meeting of shareholders. During the last fiscal year, the committee held one meeting.

Independence of Audit Committee Members, Financial Literacy and Audit Committee Financial Experts

In addition to being declared as independent under the NYSE corporate governance standards, applicable NYSE and SEC rules and regulations require that each member of an audit committee satisfy additional independence and financial literacy requirements and at least one of these members must satisfy the additional requirement of having accounting or related financial management expertise. This additional requirement can be satisfied if the Board determines that at least one Audit Committee member is an “audit committee financial expert,” within the meaning of applicable SEC rules and regulations. Generally, the additional independence requirements provide that (i) a member of the Audit Committee, or his or her immediate family members, are prohibited from receiving any direct or indirect compensation or fee from the Company or its affiliates, other than in such Audit Committee member’s capacity as a member of the Audit Committee, the Board or any other Board committee; and (ii) he or she may not be an affiliated person of the Company or any of its subsidiaries. An “immediate family member” is defined by applicable NYSE rules to include a director’s spouse, parents, children, siblings and in-laws of the director, as well as anyone else (other than any domestic employee) who shares the director’s home.

Generally, the financial literacy requirements provide that the Board, in its business judgment, shall determine if each member is financially literate, taking into account factors such as the member’s education, experience and ability to read and understand financial statements of public companies. Audit committee financial experts must have the following five additional attributes: (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal control over financial reporting and (v) an understanding of how an audit committee functions.

Based on its review of the independence, financial literacy and audit committee financial expert requirements previously discussed, as well as its review of their individual backgrounds and qualifications, the Board has determined that all members of the Audit Committee satisfy the additional independence and financial literacy requirements of the SEC and NYSE for members of an audit committee. The Board has also designated Ms. Quinn and Messrs. Garza, Sampson and Ware each as an “audit committee financial expert,” as such term is defined by applicable rules and regulations of the SEC. As provided by the safe harbor contained in applicable SEC rules and regulations, our audit committee financial experts will not be deemed “experts” for any purpose as a result of being so designated. In addition, such designation does not impose on such persons any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such persons as members of the Audit Committee or the Board in the absence of such designation. This designation also does not affect the duties, obligations or liabilities of any other member of the Audit Committee or the Board.

Independence of Human Resources Committee Members

The Board has affirmatively determined that each member of the HR Committee has no relationship to the Company which is material to that director’s ability to be independent from management of the

Company in connection with the duties of an HR Committee member. In doing so, the Board considered all factors set forth in the NYSE corporate governance standards (and any exceptions thereto) and any other relevant factor, including, but not limited to (i) the source of all compensation paid by the Company to each member of the HR Committee during fiscal 2018, including any consulting, advisory, or other compensatory fees and (ii) whether each HR Committee member is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

Other Board and Board Committee Matters

Human Resources Committee Interlocks and Insider Participation.    None of the HR Committee members were, during fiscal 2018 or previously, an officer or employee of the Company or any of our subsidiaries. In addition, there was no interlocking relationship between any named executive officer of the Company and any other corporation during fiscal 2018.

Attendance at Board Meetings and Annual Meeting of Shareholders.    During fiscal 2018, our Board held ten meetings and each director attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. In addition, all members of the Board attended our annual meeting of shareholders in person on February 7, 2018. We strongly support and encourage each member of our Board to attend our annual meeting of shareholders.

PROPOSAL ONE—ELECTION OF DIRECTORS

Background

The Board is nominating Mses. Compton, Quinn and Walters, as well as Messrs. Best, Cocklin, Donohue, Garza, Gordon, Grable, Haefner, Sampson, Springer and Ware to continue serving as directors whose one-year terms will expire in 2020. All nominees were recommended for nomination by the Nominating and CG Committee of the Board. We did not pay a fee to any third party to identify, evaluate or assist in identifying or evaluating potential nominees for the Board. In addition, the Nominating and CG Committee did not receive any recommendations from a shareholder or a group of shareholders who, individually or in the aggregate, beneficially owned greater than five percent (5%) of our common stock for at least one year.

The names, ages, biographical summaries and qualifications of the persons who have been nominated to serve as our directors are set forth under “Nominees for Director,” beginning on page 19. Each of the nominees has consented to be a nominee and to serve as a director if elected. If we receive proxies that are signed but do not specify how to vote, we will vote those shares FOR all of the nominees. In accordance with Texas and Virginia law, to be elected as a director, our bylaws require a nominee to receive the vote of a majority of the shares of our common stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present. Abstentions will have the same effect as an “against” vote for each nominee for director, but, as discussed above, broker non-votes will have no effect on the vote for any nominee.

Procedures for Nomination of Candidates for Director

There are no differences in the manner in which the Nominating and CG Committee evaluates nominees for director based on whether or not the nominee is presented by a shareholder. All director candidates shall, at a minimum, possess the qualifications for director discussed below. According to our bylaws, any shareholder may make nominations for the election of directors if notice of such nominations is delivered to, or mailed and received by the Corporate Secretary of the Company at our principal executive offices no later than the close of business on January 15, 2019, the 25th day following the day on which notice of the meeting is to be sent, December 21, 2018. Our principal executive offices are located at 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240. If no nominations are so made, only the nominations made by the Board of Directors may be voted upon at the 2019 annual meeting.

Each notice of a director nomination should include the following: (i) name, address and number of shares owned by the nominating shareholder, (ii) the nominee’s name and address, (iii) a listing of the nominee’s background and qualifications, (iv) a description of all arrangements between such shareholder and each nominee and any other person and (v) all other information relating to such person that is required to be disclosed in the solicitations for proxies for election of directors under applicable SEC and NYSE rules and regulations. A signed statement from the nominee should accompany the notice of nomination indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

Qualifications for Directors

The Nominating and CG Committee uses a variety of methods to identify nominees for director, including considering potential director candidates who come to the committee’s attention through current officers, directors, professional search firms, shareholders or other persons. Nominees for director must possess, at a minimum, the level of education, experience, sophistication and expertise required to perform the duties of a member of the board of directors of a public company of our size and scope. Once a person is nominated, the committee will assess the qualifications of the nominee, including an evaluation of his or her judgment and skills. The Board has adopted guidelines outlining the qualifications sought when considering non-employee director nominees, which are discussed in our Guidelines posted on the Corporate Responsibility page of our website at www.atmosenergy.com.

Based on the Guidelines, the specific qualifications and skills the Board seeks across its membership to achieve a balance of experiences important to the Company include, but are not limited to, outstanding achievement in personal careers; prior board experience; wisdom, integrity and ability to make independent, analytical inquiries; understanding of our business environment and a willingness to devote adequate time to Board duties. Other required specific qualifications and skills include a basic understanding of principal operational and financial objectives, and plans and strategies of a corporation or organization of our stature; results of operations and financial condition of an organization and of any significant subsidiaries or business segments and a relative understanding of an organization and its business segments in relation to its competitors.

The Board is committed to diversified membership and does not discriminate on the basis of race, color, national origin, gender, religion or disability in selecting nominees. Although the Board has not established a formal policy on diversity, the Board and the committee believe it is important that our directors represent diverse viewpoints and backgrounds. Our Guidelines provide that the committee shall evaluate each director’s continued service on the Board, at least annually, by considering the appropriate skills and characteristics of members of the Board of Directors in the context of the then current makeup of the Board. This assessment includes the following factors: diversity (including diversity of skills, background and experience); age; business or professional background; financial literacy and expertise; availability and commitment; independence and other criteria that the committee or the full Board finds to be relevant. It is also the practice of the committee to consider these factors when screening and evaluating candidates for nomination to the Board.

Nominees for Director

Each of the following current directors has been nominated to serve an additional one-year term on the Board of Directors with such term expiring in 2020.

Robert W. Best, formerly Chairman of the Board of Atmos Energy from April 2013 through September 2017 and Executive Chairman of the Board of Atmos Energy from October 2010 through March 2013; currently a director of Associated Electric & Gas Insurance Services Limited. Mr. Best, 72, has been a director of Atmos Energy since 1997.

Mr. Best led the senior management team of Atmos Energy from March 1997 until his retirement as the Executive Chairman in April 2013. Prior to joining Atmos Energy, Mr. Best had an extensive background in the natural gas industry, especially in the interstate pipeline, gas marketing and gas distribution segments of the industry, while serving in leadership roles at Consolidated Natural Gas Company, Transco Energy Company and Texas Gas Transmission Corporation during his almost 40-year career. Mr. Best also has outside board experience as a member of the boards of the Maguire Energy Institute in the Cox School of Business at Southern Methodist University, Associated Electric & Gas Insurance Services Limited and the Gas Technology Institute, with leadership experience as chairman of the boards of Atmos Energy, the American Gas Association, the Southern Gas Association and the Dallas Regional Chamber of Commerce. Mr. Best’s knowledge and expertise in the energy industry and leadership abilities developed while with Atmos Energy, other energy companies and industry associations, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Best to continue serving as a director of Atmos Energy.

Kim R. Cocklin, Executive Chairman of the Board since October 1, 2017; formerly Chief Executive Officer of Atmos Energy from October 2015 through September 2017 and President and Chief Executive Officer of Atmos Energy from October 2010 through September 2015. Mr. Cocklin, 67, has been a director of Atmos Energy since 2009.

Mr. Cocklin was appointed as Executive Chairman of the Board, effective October 1, 2017, after having served as Chief Executive Officer or President and Chief Executive Officer from October 2010 through September 2017. Mr. Cocklin has served on the Company’s senior management team since June 2006, having served as President and Chief Operating Officer from October 2008 through September 2010, Senior Vice President, Regulated Operations from October 2006 through September 2008 and Senior Vice President from June 2006 through September 2006. Mr. Cocklin has over 35 years of experience in the natural gas industry, most of that serving in senior management positions at Atmos Energy, Piedmont Natural Gas Company and The Williams Companies. Mr. Cocklin has a strong background in the natural gas industry, including interstate pipeline companies, local distribution companies and gas treatment facilities. He also has extensive experience in rates and regulatory matters, business development and Sarbanes-Oxley compliance matters. In addition, Mr. Cocklin has held leadership roles within leading natural gas industry associations, including the Southern Gas Association and the American Gas Association. Due to his professional experience in the energy industry and leadership roles with Atmos Energy, other energy companies and industry associations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Cocklin to continue serving as a director of Atmos Energy.

Kelly H. Compton, Executive Director of The Hoglund Foundation in Dallas, Texas since 1992. Ms. Compton, 61, has been a director of Atmos Energy since 2016.

Ms. Compton has been a philanthropic leader for over 25 years with The Hoglund Foundation, which partners with education and family support agencies in Dallas, Texas. Prior to managing operations for The Hoglund Foundation, Ms. Compton served as Vice President of Commercial Lending for NationsBank Texas and its predecessors for 13 years. Ms. Compton also currently serves on the Board of Trustees for the Perot Museum of Nature and Science, the Board of Trustees for Southern Methodist University and the Board of Directors for Momentous Institute. As a result of Ms. Compton’s leadership abilities and experience in public and private finance, development and strategic matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Compton to continue serving as a director of Atmos Energy.

Sean Donohue, Chief Executive Officer of Dallas Fort Worth International Airport since 2013. Mr. Donohue, 57, has been a director of Atmos Energy since 2018.

In his role as Chief Executive Officer of Dallas Fort Worth International Airport (the Airport), Mr. Donohue is responsible for the management, operation and future strategy and development of the Airport. Mr. Donohue joined the Airport following a 28-year career in the airline industry. Prior to his arrival at the Airport, Mr. Donohue served for three years as the Chief Operating Officer for Virgin Australia Airlines, where he led day-to-day operations for Australia’s second largest air carrier. Prior to that, Mr. Donohue served for 25 years with United Airlines in a variety of executive roles that included operations, sales and commercial startups. As a result of Mr. Donohue’s leadership abilities and experience in strategy and development matters, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Donohue to continue serving as a director of Atmos Energy.

Rafael G. Garza, President and Founder of RGG Capital Partners, LLC in Ft. Worth, Texas since 2000, and Co-Founder and Managing Director of Bravo Equity Partners, LP; currently a director of Inter National Bank, Vantage Bancorp and Vantage Bank Texas. Mr. Garza, 58, has been a director of Atmos Energy since 2016.

For Bravo Equity Partners, a private investment company, Mr. Garza has been responsible for managing various portfolio companies with a particular focus on the U.S. and Mexico. Prior to working with Bravo Equity Partners, Mr. Garza held numerous senior leadership positions with Ernst & Young’s Audit and Advisory and Corporate Finance divisions. Mr. Garza also has served as a leader on the boards of several non-profit organizations, including Texas Christian University, the Modern Art Museum of Fort Worth and the Lena Pope Home. Mr. Garza’s in-depth experience with financial management and strategic planning, his leadership abilities and his display of the attributes discussed in the “Qualifications for Directors” section have resulted in the Board’s nomination of Mr. Garza to continue serving as a director of Atmos Energy.

Richard K. Gordon, General Partner of Juniper Capital LP in Houston, Texas since March 2003, General Partner of Juniper Energy LP in Houston, Texas since August 2006, co-founder of Juniper Capital II in Houston, Texas since September 2014; and General Partner of Juniper Capital III in Houston, Texas since November 2017; currently a director of ExoStat Medical, Inc. Mr. Gordon, 69, has been a director of Atmos Energy since 2001.

For private equity funds Juniper Capital LP, Juniper Energy LP, Juniper Capital II and Juniper Capital III, Mr. Gordon has been responsible for managing various portfolios that collectively include power generation, mineral, oil and gas, natural gas gathering and oilfield services assets. Prior to working with Juniper Capital, Juniper Energy, Juniper Capital II and Juniper Capital III, Mr. Gordon spent 29 years working with such financial services firms as Dillon, Read & Co., The First Boston Corporation and Merrill Lynch & Co. At such firms, Mr. Gordon was responsible for investment banking activities related to energy and power companies, including natural gas distribution companies. Based upon his extensive business experience in investment banking and the energy industry, his in-depth leadership experience as the Lead Director of the Company and as the former Chair of the HR Committee and as a member of the board of ExoStat Medical, Inc., as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Gordon to continue serving as a director of Atmos Energy.

Robert C. Grable, founding Partner, Kelly Hart & Hallman LLP in Fort Worth, Texas since April 1979. Mr. Grable, 72, has been a director of Atmos Energy since 2009.

Mr. Grable possesses advanced leadership skills developed as partner and one of seven founders of Kelly Hart & Hallman LLP, a large regional law firm. Mr. Grable has extensive experience in representing companies in the oil and gas industry, having represented oil and gas producers, pipelines and utilities in transactions, regulatory matters and litigation, for over 40 years. Mr. Grable also has outside board experience as a Trustee of the University of Texas Law School Foundation and as an advisory board member for the local division of a global financial services firm. Mr. Grable is also a member of the McDonald Observatory and Astronomy Board of Visitors at the University of Texas at Austin. As a result of his extensive legal experience with clients in the energy industry and leadership experience with boards of for-profit and non-profit organizations, as well as possessing those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Grable to continue serving as a director of Atmos Energy.

Michael E. Haefner, President and Chief Executive Officer since October 1, 2017; formerly President and Chief Operating Officer from October 2015 through September 2017, Executive Vice President from January 2015 through September 2015 and Senior Vice President, Human Resources from June 2008 to January 2015. Mr. Haefner, 58, has been a director of Atmos Energy since 2015.

Mr. Haefner was promoted to President and Chief Executive Officer on October 1, 2017, after having served as President and Chief Operating Officer from October 2015 through September 2017 and as Executive Vice President from January 2015 through September 2015. Mr. Haefner has served on Atmos Energy’s senior management team since he joined the Company as its Senior Vice President, Human Resources in June 2008. Mr. Haefner served previously as Senior Vice President, Human Resources for Sabre Holdings Corporation. He has over a 30-year work history with broad experience in dynamic industries and over half of his career has been in senior management and critical leadership positions. Mr. Haefner’s innovative initiatives, continued strengthening of the Company’s culture and leadership as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, has led the Board to nominate Mr. Haefner to continue serving as a director of Atmos Energy.

Nancy K. Quinn, independent energy consultant since July 1996; currently a director and chair of the audit committee of Helix Energy Solutions Group, Inc., a New York Stock Exchange company, and formerly a director and chair of the audit committee of Endeavour International Corporation. Ms. Quinn, 65, has been a director of Atmos Energy since 2004.

Ms. Quinn provides senior financial and strategic advice, primarily to clients in the energy and natural resources industries. Prior to 2000, Ms. Quinn also held a senior advisory role with the Beacon Group, focusing on energy industry private equity opportunities and merger and acquisition transactions. Ms. Quinn gained extensive experience in independent exploration and production, as well as in diversified natural gas and oilfield service sectors, while holding leadership positions at PaineWebber Incorporated and Kidder, Peabody & Co. Incorporated. Ms. Quinn has extensive corporate governance leadership experience as Chair of the HR Committee as well as the former Lead Director and Chair of the Audit Committee of Atmos Energy, and as a member of the board and chair of the audit committee of Helix Energy Solutions Group. Ms. Quinn was also previously a member of the boards of Endeavour International, Louis Dreyfus Natural Gas Corp. and DeepTech International Inc. The Board has nominated Ms. Quinn, based upon her considerable experience in the natural gas industry, her demonstrated leadership abilities as a board leader in several public companies and her exhibition of those attributes discussed in the “Qualifications for Directors” section, to continue serving as a director of Atmos Energy.

Richard A. Sampson, General Partner and Founder of RS Core Capital, LLC, a registered investment advisory firm in Denver, Colorado since January 2013, formerly Managing Director and Client Adviser of JPMorgan Chase & Co. in New York, San Francisco and Denver from May 2006 to May 2012. Mr. Sampson, 68, has been a director of Atmos Energy since 2012.

Mr. Sampson held numerous senior leadership positions with JPMorgan Chase, a global financial services firm, through which he gained extensive knowledge of portfolio management, investment concepts, strategies and analytical methodologies. Mr. Sampson’s experience of over 30 years in investment management has provided him with an understanding of global and domestic macroeconomics and capital market issues, financial markets, securities and a solid understanding of state and federal laws, regulations and policies. In addition to his display of the attributes discussed in the “Qualifications for Directors” section, his substantial experience in investment management, his leadership as Chair of the Audit Committee and his knowledge of complex financial transactions, has led the Board to nominate Mr. Sampson to continue serving as a director of Atmos Energy.

Stephen R. Springer, retired. Formerly Senior Vice President and General Manager, Midstream Division, The Williams Companies, Inc. Mr. Springer, 72, has been a director of Atmos Energy since 2005.

Mr. Springer’s professional career includes 32 years of experience in the regulated and nonregulated energy industry, while holding leadership roles at Texas Gas Transmission Corporation, Transco Energy Company and The Williams Companies. Mr. Springer’s knowledge of the natural gas industry is based on his experience in the natural gas transmission, marketing, supply, transportation, business development, distribution and gathering and processing segments of the industry. Mr. Springer has outside board experience as an honorary director on the Indiana University Foundation Board and formerly on the board of DCP Midstream Partners, LP, a New York Stock Exchange company. The Board has nominated Mr. Springer to continue serving as a director of Atmos Energy in light of his considerable experience in the natural gas industry, his leadership abilities developed while with The Williams Companies and service on the boards of other public companies, and non-profit institutions, as well as his exhibition of those attributes discussed in the “Qualifications for Directors” section.

Diana J. Walters, Founder and Managing Partner of 575 Grant LLC since 2014. Ms. Walters, 55, has been a director of Atmos Energy since 2018.

Ms. Walters has more than 30 years of experience in the natural resources sector, as an investment banker and equity investor, and in other roles within the sector. Ms. Walters is the owner and sole manager of 575 Grant LLC, a company that provides advisory services in the field of natural resources. She served as the President of Liberty Metals & Mining Holdings, LLC and as a member of senior management of Liberty Mutual Asset Management from January 2010 to September 2014. She was a Managing Partner of Eland Capital, LLC, a natural resources advisory firm founded by her, from 2007 to 2010. Ms. Walters has extensive investment experience with both debt and equity through various leadership roles at Credit Suisse, HSBC and other firms. She also served previously as Chief Financial Officer of Tatham Offshore Inc., an independent oil and gas company with assets in the Gulf of Mexico. As a result of Ms. Walters’ leadership abilities and investments experience, in addition to displaying those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Ms. Walters to continue serving as a director of Atmos Energy.

Richard Ware II, Chairman of Amarillo National Bank in Amarillo, Texas since May 2014, formerly President of Amarillo National Bank from January 1982 to January 2018. Mr. Ware, 72, has been a director of Atmos Energy since 1994.

Mr. Ware has developed substantial knowledge of the financial services industry during his over 45-year career with a nationally recognized banking institution. Mr. Ware has a strong background in assessing and overseeing complex financial matters, as well as leadership experience in supervising principal financial officers and experience on the audit or finance committees of Atmos Energy, Southwest Coca Cola Bottling Company and the board of trustees of Southern Methodist University. Due to his valuable insight into financial-related matters gained through his extensive banking industry experience and demonstrated leadership, particularly in his past and present directorships, as well as his demonstration of those attributes discussed in the “Qualifications for Directors” section, the Board has nominated Mr. Ware to continue serving as a director of Atmos Energy.

The Board of Directors recommends that our shareholders vote FOR each of the nominees named above for election to the Board.

Retiring Director

In accordance with the Guidelines of the Company concerning mandatory retirement of directors, Ruben E. Esquivel will retire from the Board of Directors following the annual meeting of shareholders on February 6, 2019.

Ruben E. Esquivel, Vice President for Community and Corporate Relations of UT Southwestern Medical Center in Dallas, Texas since December 1995. Mr. Esquivel, 75, has been a director of Atmos Energy since 2008.

Mr. Esquivel has led the community and corporate relations efforts for UT Southwestern, one of the nation’s leading academic medical and research institutions, for over 20 years. During his previous 34-year career with AVO International, a manufacturer of test and measurement equipment for electrical power applications, including his service for over nine years as Chief Executive Officer, Mr. Esquivel gained valuable leadership and managerial experience. Mr. Esquivel also has served as a leader on the boards of publicly-held and non-profit organizations, including his past appointment as chairman of the Texas Guaranteed Student Loan Corporation, and chairman of several boards including the Dallas County Hospital District, North Texas Commission and YMCA of Metropolitan Dallas.

DIRECTOR COMPENSATION

Annual Compensation

As compensation for serving as a director during fiscal 2018, each of our non-employee directors received an annual retainer of $75,000, payable in advance on a quarterly basis. In addition, our Lead Director, Mr. Gordon, received an additional annual fee of $25,000, payable in advance on a quarterly basis, for additional services he provided in connection with being the Lead Director. As chair of the Audit Committee, Mr. Sampson was paid an additional annual fee of $15,000 for additional services provided in connection with his committee duties and responsibilities. Ms. Quinn, the chair of the HR Committee, was paid an additional annual fee of $12,500 for additional services provided in connection with her committee duties and responsibilities while the remainder of the chairs of the other Board committees were each paid an additional annual fee of $10,000 for such additional services provided.

The Board of Directors makes the final determination on all non-employee director compensation, including without limitation, the annual retainer, additional annual fees for serving as Chairman, Lead Director and chairs of Board Committees, as well as long-term equity compensation. The Board makes its determination based on recommendations from the HR Committee, which are primarily founded on advice provided to the Committee by its independent executive compensation consultant, Pay Governance. Pay Governance provides a review to the HR Committee of director compensation programs of companies in the Company’s proxy peer group. The HR Committee may not delegate to any third party its authority to recommend non-employee director and executive officer compensation.

At its meeting in November 2018, the Board of Directors approved changes to the annual and long-term compensation provided to our non-employee directors upon the recommendation of the HR Committee. The HR Committee made such recommendation based on a review of the results of a study produced and presented by Pay Governance regarding current practices in the payment of non-employee director compensation. As a result, effective October 1, 2018, the annual retainer paid to all non-employee directors has been increased from $75,000 to $100,000 and the annual grant of share units under the LTIP has been changed from a fixed amount of share units to a fixed value of $150,000 of such units at the date of grant, which grants are made to each non-employee director 30 days after the date of each annual meeting of shareholders.

The Company also provides our non-employee directors the option to receive all or part of their director fees (in 10 percent increments) in Atmos Energy common stock through the LTIP in order to increase the proprietary interest of our non-employee directors in the Company’s long-term prospects and the strategic growth of the Company. The common stock portion of the fee earned in each quarter is issued as soon as possible following the first business day of each quarter. The number of shares issued is equal to the amount of the fee that would have been paid to the non-employee director during a quarter divided by the fair market value (average of the highest and lowest prices as reported on the NYSE Consolidated Tape) on the first business day of such quarter. Only whole numbers of shares of common stock may be issued; fractional shares are paid in cash. Two of our directors elected this option during fiscal 2018.

With respect to other director compensation matters, all directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings. A director who is also an officer or employee receives no compensation for his or her service as a director. We provide business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Long-Term Compensation

Each non-employee director is also eligible to participate in the Atmos Energy Corporation Equity Incentive and Deferred Compensation Plan for Non-Employee Directors (“Directors Plan”). This plan allows each such director to defer receipt of his or her annual retainer fee or other director fees and to invest such deferred fees in either a cash account or a stock account (in 10 percent increments). The Directors Plan is intended to encourage qualified individuals to accept nominations as directors of the Company and to better align the interests between the non-employee directors and the Company’s shareholders.

The amount of the fee allocated as a credit to the cash account is converted to a cash balance as of the first business day of each quarter to be credited with interest at a rate equal to two and a half percent (2.5%) plus the annual yield reported on a 10-year U.S. Treasury Note for the first business day of January for each plan year. Interest on the accumulated balance of the cash account is credited monthly. The amount of the fee allocated as a credit to the stock account is converted to share units. The fee payable for the quarter is converted to a number of whole and, if applicable, fractional share units on the first business day of that quarter. Share units are also credited with dividend equivalents whenever dividends are declared on shares of the Company’s common stock. Such dividend equivalent credits are converted to whole and, if applicable, fractional share units on the same day on which such dividends are paid. At the time of a participating director’s retirement, plan benefits paid from the cash account are paid in the form of cash. Plan benefits paid from the stock account are paid in the form of shares of common stock issued, which are equal in number to whole share units in the director’s stock account. Any fractional share units are rounded up to a whole share unit prior to distribution. Each non-employee director also receives an annual grant of share units under the LTIP each year he or she serves on the Company’s Board of Directors. The grants generally occur on the 30th day following the Company’s annual meeting of shareholders each year and must be held until the director’s retirement, in the same manner as share units under the Directors Plan.

Share Ownership Guidelines

To create more of a direct linkage with the financial performance of the Company and to further align the interests of the members of the Board with those of our shareholders, the Board has adopted share ownership guidelines for our non-employee directors that are set forth in the Guidelines. Within five years of his or her initial election to the Board, each non-employee director is required to acquire ownership of the Company’s common stock with a value equal to at least three times the amount of such director’s annual retainer. Share ownership positions include all shares held directly or indirectly by our non-employee directors as well as their share units held under our Directors Plan and the LTIP. All non-employee directors are in compliance with the Guidelines.

Summary of Cash and Other Compensation

The following table sets forth all compensation paid to our non-employee directors for fiscal 2018:

Director Compensation for Fiscal Year 2018(a)

Name	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Robert W. Best	75,000	239,400	—	—	314,400
Kelly H. Compton	75,000	239,400	—	—	314,400
Richard W. Douglas(f)	75,000	239,400	—	—	314,400
Ruben E. Esquivel	85,000	239,400	9,588	14,106	348,094
Rafael G. Garza	75,000	239,400	—	—	314,400
Richard K. Gordon	100,000	239,400	—	—	339,400
Robert C. Grable	85,201	239,400	—	—	324,601
Nancy K. Quinn	87,500	239,400	3	5	326,908
Richard A. Sampson	90,000	239,400	—	—	329,400
Stephen R. Springer	75,000	239,400	—	—	314,400
Richard Ware II	75,185	239,400	—	—	314,585

(a)

No stock options were awarded to our directors and no non-equity incentive plan compensation was earned by our directors in fiscal 2018. Mr. Donohue and Ms. Walters were elected to the Board effective November 1, 2018; accordingly, they earned no director compensation during fiscal 2018.

(b)

Non-employee directors may defer all or a part of their annual cash retainer under our Directors Plan. During fiscal 2018, Ms. Quinn and Mr. Esquivel elected to defer a portion of their director fees (a total of $85,500), under such Plan, which amounts are included in this column and are described in the table below. Deferred amounts are invested, at the election of the participating director, either in a stock account or a cash account. Mr. Grable elected to forego the receipt in cash of a total of 30 percent of his director fees ($25,500) and instead received shares of our common stock under our LTIP in fiscal 2018, while Mr. Ware elected to receive in lieu of cash a total of 70 percent of his director fees ($52,500) in common stock under our LTIP. These shares do not contain any restrictions and were awarded on the first trading day of the quarter in which such fees were earned at the fair market value on that date. As a result of such elections, a total of 295 shares were issued to Mr. Grable and 610 shares to Mr. Ware on the following dates and at the following fair market values during fiscal 2018: (i) October 2, 2017, at a fair market value of $84.17 per share; (ii) January 2, 2018, at a fair market value of $85.56 per share; (iii) April 2, 2018, at a fair market value of $83.51 per share and (iv) July 2, 2018, at a fair market value of $90.13 per share. Fractional shares were paid in cash subsequent to the end of fiscal 2018.

(c)

The amounts in this column represent the fair market value on the date of grant, calculated in accordance with FASB ASC Topic 718 of the 3,000 share units awarded to each of our non-employee directors under our LTIP for service on the Board in fiscal 2018 on March 9, 2018 at a fair market value of $79.80 per share. As of the last day of fiscal 2018, no non-employee director held any stock options or unvested stock awards.

(d)

The amounts in this column represent the amount of above-market interest earned during fiscal 2018 on the accumulated amount of Board fees deferred to cash accounts. Interest considered above-market is the incremental rate of interest earned above 120 percent of the 10-year U.S. Treasury Note rate, which is reset on January 1 each year.

(e)

The amounts in this column represent the market rate of interest accrued during fiscal 2018 on the accumulated amount of board fees deferred to a cash account, including deferrals made to the cash account in fiscal 2018 for Ms. Quinn and Mr. Esquivel. No director received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2018.

(f)

Mr. Douglas resigned from the Board effective August 6, 2018, as reported on the Company’s Form 8-K filed with the SEC on August 8, 2018. Mr. Douglas received a distribution of all share units in his stock account under the LTIP following his departure from the Board. The Company issued to Mr. Douglas a total of 37,739 shares on August 6, 2018, with a total value of $3,479,158, based on the fair market value of the shares on that date of $92.19 per share.

Director Deferred Board Fees

The following table sets forth, for each participating non-employee director, the amount of director compensation deferred during fiscal 2018 and cumulative deferred compensation as of September 30, 2018:

Director Deferred Board Fees for Fiscal Year 2018

Name	Board Fees Deferred to Stock Account ($)(a)	Dividend Equivalents Earned on Stock Account and Reinvested ($)(b)	Cumulative Board Fees Deferred to Stock Account at September 30 ($)	Board Fees Deferred to Cash Account ($)	Interest Earned on Cash Account ($)(c)	Cumulative Board Fees Deferred to Cash Account at September 30 ($)
Ruben E. Esquivel	—	—	—	68,000	23,694	516,653
Nancy K. Quinn	17,500	10,324	241,873	—	8	168

(a)

Ms. Quinn elected to receive 20 percent of her director fees in deferred stock for fiscal 2018. The $17,500 amount represents 204 share units received in fiscal 2018. Deferrals of amounts in the stock account are treated as though the deferred amounts are invested in our common stock at the fair market value of the shares on the date earned. Shares of our common stock equal to the number of share units in a director’s stock account are issued to such director on the last day of the director’s service or a later date selected by the director.

(b)

Dividend equivalents earned on the accumulated amount of share units in the stock account are reinvested in additional share units based on the fair market value of the shares on the quarterly dividend payment dates. Such fair market values during fiscal 2018 were as follows: $91.75 on December 11, 2017; $80.67 on March 12, 2018; $87.90 on June 4, 2018 and $93.57 on September 10, 2018.

(c)

The amounts in this column represent interest earned during fiscal 2018 on the accumulated amount of board fees deferred to the cash account, including deferrals made to the cash account in fiscal 2018, at a rate equal to the 10-year U.S. Treasury Note rate (2.463%) on the first day of each plan year (January 1) plus 250 basis points.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Certain Beneficial Owners

The following table lists the beneficial ownership with respect to each person known by us to be the beneficial owner of more than five percent (5%) of any class of our voting securities as of December 14, 2018:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent (%) of Class(a)
Common stock	The Vanguard Group, Inc.(b) 100 Vanguard Blvd. Malvern, PA 19355	11,190,667	9.57
Common stock	BlackRock, Inc.(c) 55 East 52nd Street New York, NY 10055	11,145,023	9.53
Common stock	State Street Corporation(d) State Street Financial Center One Lincoln Street Boston, MA 02111	6,266,836	5.36

(a)	The percent of voting securities is based on the number of outstanding shares of our common stock as of December 14, 2018.

(b)

Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on April 10, 2018, in which The Vanguard Group, Inc. (“Vanguard”) reported that as of March 29, 2018, it held all of its shares as an investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E) under the Exchange Act and had sole voting power over 92,478 shares, shared voting power over 61,517 shares, sole dispositive power over 11,063,795 shares and shared dispositive power over 126,872 shares. Based on the Schedule 13G/A, (i) Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 47,939 shares as a result of its serving as investment manager of collective trust accounts, and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 123,472 shares as a result of its serving as investment manager of Australian investment offerings. Vanguard has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(c)

Based solely upon information contained in the most recently filed Schedule 13G/A, which was filed with the SEC on September 7, 2018, in which BlackRock, Inc. reported that as of August 31, 2018, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act and had sole voting power over 10,445,092 shares and sole dispositive power over 11,145,023 shares. BlackRock, Inc. has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

(d)

Based solely upon information contained in the most recently filed Schedule 13G, which was filed with the SEC on February 14, 2018, in which State Street reported that as of December 31, 2017, it held all of its shares as a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act and had shared voting power over 6,266,836 shares and shared dispositive power with several of its affiliates over 6,266,836 shares. State Street has not subsequently filed any Schedules 13G or amendments thereto with respect to its beneficial ownership of the Company’s common stock.

State Street is currently considered a related person under our related person transactions guidelines as a result of being a beneficial owner of more than five percent (5%) of our common stock outstanding. As discussed above under “Related Person Transactions,” beginning on page 9, State Street and its affiliates provide certain services to the Company and our Master Trust, including providing payment services for certain of our benefit plans, acting as trustee of our Master Trust and other benefits plans-related trusts, as well as providing investment management and payment processing services. Although Vanguard and BlackRock, Inc. are also each considered a related person under our related person transactions guidelines as a result of being a beneficial owner of more than five percent (5%) of our common stock outstanding, the Company engaged in no transactions with either of these firms during fiscal 2018.

Security Ownership of Management and Directors

The following table lists the beneficial ownership of our common stock, the only class of securities issued and outstanding, with respect to all our directors and nominees for director, our chief executive officer, chief financial officer and our three other most highly compensated executive officers (our “named executive officers”), and all our directors and executive officers as a group as of December 14, 2018. Except as otherwise noted, the directors, nominees and executive officers, individually or as a group, have sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(#)(a)	Percent (%) of Class(b)
John K. Akers	41,568(c)
Robert W. Best	643,076(d)
Kim R. Cocklin	416,460(c)
Kelly H. Compton	6,200(d)
Sean Donohue	1,006(d)
Ruben E. Esquivel	35,501(d)
Christopher T. Forsythe	22,683(c)
Rafael G. Garza	9,407(d)
Richard K. Gordon	64,147(d)
Robert C. Grable	38,133(d)
Michael E. Haefner	117,425(c)
Nancy K. Quinn	53,226(d)
David J. Park	13,081(c)
Richard A. Sampson	22,626(d)
Stephen R. Springer	45,356(d)
Diana J. Walters	1,006(d)
Richard Ware II	83,205(d)
All directors, nominees and executive officers as a group (19 individuals) (b)(c)(d)	1,621,425	1.39

(a)

These shares of our common stock are owned directly by each listed person, including shares held in our RSP, and by members of his or her household and are held individually, jointly or pursuant to a trust agreement, an IRA or other type of arrangement.

(b)	The percentage of shares beneficially owned by any individual does not exceed one percent (1%) of the class so owned.

(c)

Does not include unvested time-lapse restricted stock units in the following respective amounts: Mr. Cocklin, 56,774 units; Mr. Haefner, 32,901 units; Mr. Forsythe, 6,500 units; Mr. Park, 8,446 units and Mr. Akers, 6,500 units.

(d)

Includes cumulative number of share units, with no voting rights, credited to the following directors under our Directors Plan and LTIP in the following respective amounts: Mr. Best, 19,596 units; Ms. Compton, 6,200 units; Mr. Donohue, 1,006 units; Mr. Esquivel, 34,501 units; Mr. Garza, 9,407 units; Mr. Gordon, 54,147 units; Mr. Grable, 31,051 units; Ms. Quinn, 53,226 units; Mr. Sampson, 19,626 units; Mr. Springer, 44,356 units, Ms. Walters, 1,006 units and Mr. Ware, 66,137 units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10 percent of our common stock to file with the SEC initial reports of ownership and reports of changes in their ownership in our common stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to us, we believe that, during fiscal 2018, all of our directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements.

PROPOSAL TWO—RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Ernst & Young to continue as our independent registered public accounting firm for the fiscal year ending September 30, 2019. The firm of Ernst & Young (and its predecessors) has been our independent registered public accounting firm since our incorporation in 1983. It is expected that representatives of Ernst & Young will be present at the annual meeting. The representatives of Ernst & Young will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

In accordance with good corporate governance practices, the Company submits the Audit Committee’s appointment of Ernst & Young as its independent registered public accounting firm to our shareholders for ratification each year. If the appointment of Ernst & Young is not so ratified, the Audit Committee will take into account the outcome of the vote in its future selection of an independent registered public accounting firm.

As discussed in “Audit Committee Pre-Approval Policy” below, all professional services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with its pre-approval policy.

The Board of Directors recommends that our shareholders vote FOR the ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for fiscal 2019.

Audit and Related Fees

Fees for professional services provided by our independent registered public accounting firm, Ernst & Young, in each of the last two fiscal years, in each of the following categories are:

	September 30
	2018	2017
	($ In thousands)
Audit Fees	3,365	3,494
Audit-Related Fees	—	—
Tax Fees	15	—
All Other Fees	—	—

Total Fees	3,380	3,494

Audit Fees.    Fees for audit services include fees associated with the audit of our Annual Report on Form 10-K, the assessment by the firm of our design and operating effectiveness of internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q. In addition, this amount includes fees associated with the issuance of consents and comfort letters relating to the registration of Company securities and assistance with the review of documents filed with the SEC, as well as fees for an audit provided in connection with a statutory filing.

Tax Fees.    Tax fees include fees relating to reviews of tax returns, tax consulting, and assistance with sales and use tax filings and audits.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a pre-approval policy relating to the provision of both audit and non-audit services by Ernst & Young. Our Audit Committee Pre-Approval Policy provides for the pre-approval of audit, audit-related, tax and other services specifically described in appendices to the policy on an annual basis. Such services are pre-approved up to a specified fee limit. All other permitted services, as well as proposed services exceeding the pre-approved fee limit, must be separately pre-approved by the Audit Committee. Requests for services that require separate approval by the Audit Committee must be submitted to the Audit Committee by both our Chief Financial Officer and our independent registered public accounting firm and must include a joint statement as to whether, in their view, the request is consistent with the SEC’s rules on auditor independence. The policy authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee did not delegate pre-approval authority to any members during fiscal 2018 and pre-approved all audit and tax fees for services performed by Ernst & Young in fiscal 2018 in accordance with such pre-approval policy. The Audit Committee further concluded that the provision of these services by Ernst & Young was compatible with maintaining its independence. The Audit Committee Pre-Approval Policy is available on the Corporate Responsibility page of our website at www.atmosenergy.com.

Audit Committee Report

The Audit Committee of the Board of Directors is composed of seven directors who are independent directors as required by and in compliance with all applicable listing standards of the NYSE as well as all applicable rules and regulations of the SEC, as discussed in the “Corporate Governance and Other Board Matters” section of this proxy statement, beginning on page 7. The Audit Committee acts under a written charter adopted by the Board of Directors, which sets forth its detailed responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. A copy of the charter is available on the Corporate Responsibility page of the Company’s website at www.atmosenergy.com.

The primary purpose of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the financial reporting processes of the Company, including systems of internal control over financial reporting and disclosure controls and procedures. Ernst & Young is responsible for (i) expressing an opinion, based on its audit, as to the conformity of the audited financial statements with generally accepted accounting principles and (ii) expressing an opinion, based on its audit, on the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements appearing in the Company’s 2018 Annual Report on Form 10-K with both management and Ernst & Young, which included a discussion of the critical accounting policies and practices used by the Company, and alternative treatments of financial information within generally accepted accounting principles, if any, and their effects, including the treatments preferred by the independent registered public accounting firm, if applicable. In addition, the Committee reviewed all other material communications between the Company and Ernst & Young.

Management has represented to the Audit Committee that the Company’s internal control over financial reporting is effective. The Audit Committee then reviewed and discussed management’s assessment with management and Ernst & Young. The Audit Committee also discussed with Ernst &

Young its report on the Company’s internal control over financial reporting as well as the matters required to be discussed under generally accepted auditing standards, including those matters set forth in Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).

In addition, the Audit Committee has received and reviewed the written disclosures and letter from Ernst & Young, which are required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with Ernst & Young the firm’s independence. The Audit Committee also received and reviewed those disclosures related to the independence of the Company’s independent registered public accounting firm required by the provisions of the Sarbanes-Oxley Act of 2002 and related rules and regulations of the SEC. The Audit Committee has also considered the fees paid to Ernst & Young during the last fiscal year for audit and non-audit services and has determined that the non-audit services provided are compatible with the firm’s independence and are in compliance with applicable law.

The Audit Committee has also discussed with KPMG, which provides internal audit services to the Company, and Ernst & Young, the overall scope and plans for their respective audits. The Committee periodically meets with both firms, with and without management present, to discuss the results of their examinations, the assessments of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (which the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2018 for filing with the SEC. The Audit Committee has also appointed Ernst & Young as the Company’s independent registered public accounting firm for the 2019 fiscal year, which appointment will be submitted to our shareholders for their ratification at our 2019 annual meeting of shareholders.

Respectfully submitted by the members of the Audit Committee of the Board of Directors:

Richard A. Sampson, Chair

Kelly H. Compton

Ruben E. Esquivel

Rafael G. Garza

Robert C. Grable

Nancy K. Quinn

Richard Ware II

PROPOSAL THREE—NON-BINDING, ADVISORY VOTE

TO APPROVE EXECUTIVE COMPENSATION

Background of the Proposal

We are required by Section 14A of the Exchange Act to hold a separate non-binding, advisory shareholder vote to approve the compensation of our named executive officers, as described in “Compensation Discussion and Analysis,” beginning on page 38, the executive compensation tables, and the notes and narrative in our proxy statement (commonly referred to as the “Say-on-Pay” proposal). It has been our practice since our February 2011 annual meeting to ask our shareholders to vote on the Say-on-Pay proposal at every annual meeting. At our annual meeting of shareholders in February 2011 and again in February 2016, our shareholders voted by a substantial margin to adopt the recommendation of our Board to vote on the Say-on-Pay proposal every year at our annual meeting until the next frequency vote on the Say-on-Pay proposal is held, which is expected at our 2021 annual meeting. It is anticipated that the next Say-on-Pay vote will be held at our 2020 annual meeting.

Executive Compensation

As discussed below in the “Compensation Discussion and Analysis” section of this proxy statement, the Board believes that our current executive compensation program directly links executive compensation to our financial performance and aligns the interests of our named executive officers with those of our shareholders and customers. Our Board also believes that our executive compensation program provides our named executive officers with a balanced compensation package that includes a reasonable base salary along with annual and long-term incentive compensation plans that are based on the Company’s financial performance. For fiscal 2018, over 52 percent of our President and CEO’s actual total direct compensation was performance-based and at risk, while the average for the other named executive officers was over 49 percent. Our shareholders approved our executive compensation program when they approved the executive compensation of our named executive officers at our last annual meeting with a positive vote of over 87 percent. See “Additional Information on Named Executive Officer Compensation” on page 48.

The HR Committee annually reviews the Company’s overall approach to executive compensation to see that the Company’s current benefits, perquisites, policies and practices continue to be in line with the best practices of companies in the natural gas distribution industry and to assist us with the hiring and retention of a high-quality management team. The “Compensation Discussion and Analysis” discussion, beginning on page 38, includes additional details about our executive compensation program. This Say-on-Pay proposal is set forth in the following resolution:

RESOLVED, that the shareholders of Atmos Energy Corporation approve, on an advisory basis, the compensation of its named executive officers for fiscal 2018, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Shareholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the related compensation tables, notes and narrative in the proxy statement of Atmos Energy Corporation.

Because your vote on this proposal is advisory, it will not be binding on the Board or the Company. However, the HR Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that our shareholders vote FOR the approval of our executive compensation on an advisory basis.

Human Resources Committee Report

The Human Resources Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors, the Company’s executive compensation program. The committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE. In this context, the committee has met, reviewed and discussed with management the “Compensation Discussion and Analysis” contained in this proxy statement. Based on this review and discussion, the committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the “Compensation Discussion and Analysis” in this proxy statement.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors:

Nancy K. Quinn, Chair

Kelly H. Compton

Ruben E. Esquivel

Richard K. Gordon

Richard A. Sampson

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In this section of the proxy statement, we discuss our executive compensation program objectives and strategy, and the elements of compensation that we provide to our named executive officers, including the analysis we employed in reaching the decisions to pay the specific amounts and types of executive compensation discussed. Later, under “Named Executive Officer Compensation,” beginning on page 54, we present a series of tables containing specific information about the compensation paid to or earned by our named executive officers during fiscal 2018. The discussion below is intended to assist you in understanding the information provided in such tables. Our named executive officers for fiscal 2018 are listed below:

Name	Title
Kim R. Cocklin(a)	Executive Chairman of the Board
Michael E. Haefner(b)	President and Chief Executive Officer
Christopher T. Forsythe(c)	Senior Vice President and Chief Financial Officer
David J. Park(d)	Senior Vice President, Utility Operations
John K. Akers(e)	Senior Vice President, Safety and Enterprise Services

(a)

Mr. Cocklin, who served as President and Chief Executive Officer from October 1, 2010 through September 30, 2015 and Chief Executive Officer of the Company from October 1, 2015 through September 30, 2017, was appointed by the Board of Directors as Executive Chairman of the Board, effective October 1, 2017.

(b)

Mr. Haefner, who served as President and Chief Operating Officer of the Company from October 1, 2015 through September 30, 2017, was appointed by the Board of Directors as President and Chief Executive Officer of the Company, effective October 1, 2017.

(c)

Mr. Forsythe, who served as Vice President and Controller of the Company from May 2009 through January 31, 2017, was appointed by the Board of Directors as Senior Vice President and Chief Financial Officer, effective February 1, 2017.

(d)

Mr. Park, who served as President of the West Texas Division of the Company from May 2012 through December 31, 2016, was appointed by the Board of Directors as Senior Vice President, Utility Operations, effective January 1, 2017.

(e)

Mr. Akers, who served as President of the Kentucky/Mid-States Division of the Company from May 2007 through December 31, 2016, was appointed by the Board of Directors as Senior Vice President, Safety and Enterprise Services, effective January 1, 2017. In addition, Mr. Akers was appointed by the Board as Executive Vice President, effective November 6, 2018.

Our executive compensation program is built upon our strategy of “Total Rewards,” which we adopted in 1998. Under Total Rewards, we take a comprehensive view of all compensation plans and employee benefits that comprise the total package of executive compensation we provide to our named executive officers. Total Rewards is based on the payment of (i) total cash compensation, composed of base salary and the annual incentive compensation award and (ii) total direct compensation, composed of total cash compensation and the annualized present value of long-term incentive compensation awards, being targeted at the 50th percentile of all such compensation for equivalent positions at companies of comparable size in our primary industry, natural gas distribution, which is represented primarily by companies in our proxy peer group, as discussed below under “Competitive Executive Compensation Benchmarking,” beginning on page 48. We believe this strategy fosters a philosophy of “pay for executive performance” through the use of both annual and long-term incentive compensation.

Overview of Fiscal 2018 Financial Performance.    Over the past seven years, our operating strategy has focused on modernizing our distribution and transmission system to improve the safety and reliability of this system. Since that time, our capital expenditures have increased approximately 13% annually. In addition, during this same period, we have added new or modified existing regulatory mechanisms to reduce regulatory lag. Our ability to increase capital spending each year to modernize our system has increased our rate base, which has also resulted in increasing earnings per share during this same period.

This trend continued during fiscal 2018, as net income increased to $603 million, or $5.43 per diluted share for the year ended September 30, 2018, compared with net income of $396 million, or $3.73 per diluted share in the prior year. Fiscal 2018 results include the effect of a one-time income tax benefit related to the Tax Cuts and Jobs Act of 2017, which went into effect on January 1, 2018 (the “TCJA”) of approximately $159 million, or $1.43 per diluted share. Excluding this one-time benefit, the year-over-year increase largely reflects positive rate outcomes, higher transportation margins and stronger customer consumption, partially offset by higher operating expenses.

Capital expenditures for fiscal 2018 totaled approximately $1.47 billion, with approximately 85 percent of this amount invested to improve the safety and reliability of our distribution and transmission systems, and with a significant portion of this investment incurred under regulatory mechanisms. Total spending during fiscal 2017 and 2018 under these and other mechanisms enabled the Company to implement a total of 18 regulatory filings during fiscal 2018 that should increase annual operating income over the near term by approximately $80 million. We funded our fiscal 2018 capital expenditures program primarily through operating cash flows of about $1.125 billion.

Overview of Annual Incentive Compensation Paid for Fiscal 2018 Financial Performance.    The Company exceeded our target earnings per share (“EPS”) goal under the Incentive Plan of $3.87 per diluted share in fiscal 2018, by earning $4.00 per diluted share, excluding the effect of a one-time income tax benefit related to the TCJA of $1.43 per diluted share. This performance attainment resulted in the named executive officers receiving awards equal to 133 percent of their respective target awards (which are expressed as a specified percentage of base salary). See “Annual Incentive Compensation,” beginning on page 43. Because our total shareholder return (stock price appreciation and reinvested dividends) (“TSR”) was a positive 15 percent for fiscal 2018, the awards were not limited to 100 percent of the target for each named executive officer.

Overview of Long-Term Incentive Compensation Paid for Fiscal 2016-2018 Financial Performance.    For the grants of performance-based RSUs awarded in May 2016, the Company achieved a cumulative diluted EPS amount of $11.01, compared to the cumulative diluted EPS target amount of $10.61 during the three-year performance period ended September 30, 2018 (fiscal 2016-2018), excluding the effect of both (i) a one-time income tax benefit related to the TCJA during fiscal 2018 of $1.43 per diluted share and (ii) unrealized earnings recognized by the Company’s nonregulated operations during fiscal 2016 and the first quarter of fiscal 2017 prior to their sale, effective January 1, 2017, of $0.10 per diluted share. Accordingly, the named executive officers each earned a total number of performance-based RSUs equal to approximately 138 percent of the target, in the form of shares of common stock issued in November 2018, plus cumulative dividend equivalents in the form of cash. Because our TSR was a positive 73 percent for the three-year performance period, the awards were not limited to 100 percent of the target for each named executive officer. See “Long-Term Incentive Compensation,” beginning on page 45.

Executive Compensation Program Objectives and Strategy

Our Total Rewards strategy, in which we limit the use of executive benefits and perquisites, is reviewed each year and updated as needed by our HR Committee, with assistance from its independent executive compensation consultant, Pay Governance. None of our named executive officers have an employment agreement with the Company. We believe that our executive compensation program provides our named executive officers with a balanced compensation approach each year by providing a market-competitive base salary along with participation in annual and long-term incentive compensation plans that are based solely on the Company’s financial performance. These incentive plans are designed to reward our named executive officers on both an annual and long-term basis if they attain specified target goals, the attainment of which does not require the taking of an unreasonable amount of risk, as discussed in “Compensation Risk Assessment,” beginning on page 52.

Our executive compensation program is designed to ensure that the interests of our named executive officers are closely aligned with those of our shareholders and customers and that our named executive officers are paid an appropriate amount of incentive compensation only when the Company’s financial performance warrants the payment of such compensation. We believe that our executive compensation program is effective in allowing our organization to attract and retain highly-qualified senior management who can deliver outstanding performance.

As discussed above, our executive compensation program is built on our Total Rewards strategy and is founded upon the following principles:

•

Our compensation strategy should be aligned with our overall business strategy of providing safe, quality and reliable service to our customers, seeking ongoing improvements in operating efficiencies and focusing upon growth opportunities;

•

Overall pay targets should reflect the intent to pay named executive officer base salaries at the 50th percentile of the competitive market practice with targeted total cash compensation (base salary plus annual incentive award) and targeted total direct compensation (total cash compensation plus annualized present value of grants of long-term equity incentive compensation) to be paid at the 50th percentile of competitive market practice, if established performance targets are reached;

•

Key executives charged with the responsibility for establishing and executing business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value and include upside potential with commensurate downside risk;

•

Stock ownership, which is an important component of our executive compensation strategy, should be closely aligned with the interests of our shareholders. To facilitate stock ownership, stock-based incentive plans should be utilized, along with share ownership guidelines; and

•	Our executive compensation strategy should have a limited emphasis upon perquisites and other personal benefits.

As discussed above, our executive compensation program has been designed to reflect best practices in executive compensation, including the following specific features:

•	We have no employment agreements with our officers.

•	We provide limited perquisites to our officers.

•	We pay dividend equivalents on performance-based equity awards only at the end of the performance period when vesting is completed and then only if performance targets are met.

•	We have in place a clawback policy that provides for the repayment or forfeiture of all incentive-based compensation in certain circumstances.

•	We have tiered stock ownership requirements for named executive officers, all other officers and directors.

•	We prohibit hedging and pledging of our securities at any time by any employees or directors.

•	There is no immediate vesting of outstanding grants of awards under our LTIP upon a change in control.

•	We have change in control payments that:

•	do not exceed three times the sum of a named executive officer’s base salary and their most recent annual award of incentive compensation;

•	are triggered only by an involuntary job loss or substantial diminution of duties (“double triggers”); and

•	do not contain excise tax gross-up payments.

Elements of Executive Compensation

The following table summarizes the various elements of executive compensation that we have provided to our named executive officers, followed by a more detailed discussion of each element, why we pay each element, how we determine the amount we pay under each element and how each element fits into our overall compensation objectives.

Element	Description	Objective within Compensation Program

Base Salary	Fixed compensation, subject to annual review and adjusted in response to changes in performance, duties, strategic importance or competitive salary practices	• Reflects roles, responsibilities, skills, experience and performance
• Provides base compensation at a level consistent with competitive salary practices
Annual Incentive Compensation	Annual cash performance award based on achievement of Company financial performance measures with option to convert all or portion of award to time-lapse RSUs under LTIP with three-year cliff vesting at 20 percent premium	• Motivates and rewards achievement of annual Company goals
• Increases alignment of senior management and shareholders’ interests by linking pay and performance
• Promotes achievement of annual financial goals by linking pay to attainment of such goals
Long-Term Incentive Compensation	Performance-based awards payable only if performance goals are achieved during the three-fiscal year performance period. Time-lapse awards also payable, with cliff vesting, at the end of the three-fiscal year period.	• Motivates and rewards financial performance over a sustained period
• Increases alignment of senior management and shareholders’ interests by encouraging share ownership of senior management
• Enhances retention of senior management
• Rewards strong total shareholder return and earnings growth
Retirement Benefits	Tax-qualified retirement benefits, supplemental retirement and other benefits	• Provides for current and future needs of senior management
• Enhances recruitment and retention
• Follows competitive market practices
Change in Control Severance Benefits	Change in control severance agreements: contingent amounts payable only if employment is terminated under certain conditions following change in control	• Enhances retention of senior management by providing continuity of employment
• Promotes objective evaluation and execution of potential changes to the Company’s strategy and structure

Base Salary.    The payment of a base salary is intended to provide a stable, fixed amount of income to our named executive officers for their day-to-day job performance. Base salaries represent only a relatively small portion of total compensation. In fiscal 2018, the base salary for our President and CEO represented only about 20 percent of his actual total direct compensation, while the average for the other named executive officers was about 25 percent. However, the amount of base salary paid to each named executive officer is a major determinant of the amounts of all other elements of compensation. For example, the annual awards under our Incentive Plan are based on a percentage of base salary. See the discussion under “Annual Incentive Compensation” below. Base salaries for each position are compared on the basis of job content primarily to base salaries for similar positions in companies in our proxy peer group generally at the 50th percentile of the competitive market practice. Proposed base salary ranges for the following calendar year are reviewed and considered by the HR Committee at its meeting in October of each year. In addition, at the same meeting, our President and CEO provides the HR Committee with an oral presentation discussing his individual performance and contributions for the preceding fiscal year, along with an evaluation of each other named executive officer’s performance during that year.

The base salaries for Messrs. Cocklin and Haefner were adjusted by the HR Committee effective as of October 1, 2017 due to their promotions to their current positions as of that date. The base salaries for the remainder of the named executive officers were adjusted by the HR Committee effective as of January 1, 2018. The base salaries for all named executive officers were determined by the HR Committee after considering the competitive benchmarking data for each position discussed below, the committee’s subjective evaluation of the performance of each named executive officer, the value of the individual in the position to the Company relative to other positions and their level of experience, the Company’s base salary increase budget and guidelines as well as current economic conditions. As a result, the HR Committee approved base salaries in the amounts noted in the table below for calendar year 2018:

Name	Base Salary ($)
Kim R. Cocklin	850,000
Michael E. Haefner	850,000
Christopher T. Forsythe	393,750
David J. Park	378,000
John K. Akers	378,000

The HR Committee believes that the base salaries provided to each of the named executive officers are appropriate to retain and motivate them, are competitive with salaries offered for similar positions by companies in our proxy peer group and are consistent with our Total Rewards strategy.

Annual Incentive Compensation.    Through our Incentive Plan, we provide our named executive officers an opportunity to earn an annual incentive award based upon the Company’s actual financial performance each year as measured by our fully diluted EPS. The EPS performance measurement is the lynchpin of both our short-term and long-term incentive compensation plans. The HR Committee believes that EPS is the most appropriate measurement of our financial performance both on an annual and long-term basis, because it most accurately reflects the growth and performance of our operations. The EPS measurement is also one of the most currently well-known measurements of overall financial performance of public companies. The HR Committee believes that using this measurement as the basis for our incentive compensation plans best aligns the interests of our named executive officers with the interests of our shareholders and customers.

For fiscal 2018, the HR Committee reviewed competitive compensation benchmarking data, as discussed below, to establish an annual target opportunity expressed as a percentage of base salary earned during fiscal 2018 for each named executive officer. Such target incentive award opportunities are reviewed each year and benchmarked against the 50th percentile for similar positions by companies in our proxy peer group as described above in “Executive Compensation Program Objectives and Strategy,” beginning on page 40.

The Incentive Plan targets for fiscal 2018 for each of the named executive officers were as follows:

Name	Fiscal Year 2018 Incentive Plan Target as Percentage (%) of Base Salary Earned
Kim R. Cocklin	100
Michael E. Haefner	100
Christopher T. Forsythe	60
David J. Park	60
John K. Akers	60

At its meeting in October 2017, the HR Committee established the threshold, target and maximum performance levels of EPS upon which the Incentive Plan’s awards would be based for fiscal 2018, along with the corresponding percentages of target awards. The target EPS performance level was based on our annual business plan and budget and took into account such factors as the allowed rates of return in our established service areas, natural gas pricing and volatility, budgeted capital expenditures, expected growth within our service areas, competitive factors from other service providers and other business considerations embedded in our annual business planning process. The HR Committee has continued to set increasingly challenging EPS target performance levels under the Incentive Plan each fiscal year, as demonstrated by increasing such target performance levels on average of over nine percent (9%) per year over the last three fiscal years. Such target performance levels have also continued to be within the range of announced EPS guidance provided to the public in November of each year.

For each of the last three fiscal years prior to fiscal 2018, we exceeded our target level of performance based on EPS, with the payouts to our named executive officers averaging approximately 130 percent of their target awards each year over that period. The following table summarizes the performance levels and actual performance level attainment under the Incentive Plan for fiscal 2018:

Performance Level	Annual EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$3.48	No award
Threshold	$3.48	50
Target	$3.87	100
Adjusted EPS Earned (a)	$4.00	133
Maximum	$4.26	200

(a)

The performance levels and actual performance attainment during the fiscal 2018 performance period exclude the effects of a one-time income tax benefit related to the TCJA during fiscal 2018 of $1.43 per diluted share.

Since the actual EPS performance level attained, excluding the effect of a one-time income tax benefit related to the TCJA during fiscal 2018 of $1.43 per diluted share, was between the target of $3.87 per share and maximum of $4.26 per share, straight-line interpolation was used to compute the percentage of the target award earned. The HR Committee has the discretion under the Incentive Plan to make downward adjustments to earned awards but may not make upward adjustments. For fiscal 2018, the HR Committee did not use its discretion to make negative adjustments to any awards for any of our named executive officers. However, the HR Committee does place a limit under certain conditions on the amount of earned awards for all our named executive officers. If the Company’s TSR during any fiscal year is negative, the earned award for each such officer for that fiscal year will be limited to the amount earned at the target level of performance. This limitation was not applicable in fiscal 2018 since the Company’s TSR was positive for the fiscal year at 15 percent.

Awards under the Incentive Plan are paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, under the terms of the Incentive Plan, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards to time-lapse RSUs with three-year cliff vesting, with a premium equal to 20 percent of the amount converted, with such units being awarded under our LTIP.

Long–Term Incentive Compensation.    The HR Committee awards grants under our LTIP each fiscal year that are structured with 50 percent of the targeted long-term value in the form of three-fiscal year performance-based RSUs with the remaining 50 percent in the form of time-lapse RSUs with three-year cliff vesting. The HR Committee believes that the payment of long-term incentive compensation in the form of grants of performance-based RSUs, as measured by cumulative EPS over a three-fiscal year performance period, rewards our named executive officers for improved financial performance of the Company, thereby giving them an incentive to enhance long-term shareholder value. The HR Committee also believes that grants of time-lapse RSUs promotes and encourages long-term retention and service to the Company, aligns the interests of our named executive officers with those of our shareholders through increased share ownership and provides a balanced approach to long-term compensation. The HR Committee bases the actual number and value of awards granted primarily on the competitive compensation benchmarking of grants made by the companies in our proxy peer group, as discussed below. The Board has also granted our President and CEO, Mr. Haefner, the authority to award up to a total of 10,000 performance-based RSUs and time-lapse RSUs in the aggregate in off-cycle grants each fiscal year to newly-hired eligible LTIP participants or to then-current LTIP participants in connection with a promotion.

The HR Committee bases the three-fiscal year cumulative EPS target performance levels on the same factors they utilize for our Incentive Plan described above. The HR Committee has also historically set increasingly challenging cumulative three-fiscal year EPS target performance levels each year, by increasing such target performance levels on average of about 18 percent per year for grants over the last three fiscal years. For the grants of performance-based RSUs whose performance periods ended during the three fiscal years prior to fiscal 2018, we exceeded our target level of performance based on cumulative EPS over the three-fiscal year performance period for all such grants, with the payouts to the named executive officers averaging approximately 178 percent of their target awards each year over that period.

The following table summarizes the performance levels and actual performance attainment levels for the fiscal 2016-2018 performance period relating to the grants of performance-based RSUs awarded in May 2016:

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$9.55	No award
Threshold	$ 9.55	50
Target	$10.61	100
Adjusted Actual Performance(a)	$11.01	138
Maximum	$11.67	200

(a)

The performance levels and actual performance attainment during the three-fiscal year performance period exclude the effects both of (i) a one-time income tax benefit related to the TCJA during fiscal 2018 of $1.43 per diluted share and (ii) any unrealized gains or losses recognized of $0.10 per diluted share by the Company’s nonregulated operations during the portion of the performance period prior to the sale of our natural gas marketing business on January 1, 2017.

Since the actual performance level attained over the performance period was $11.01 per share, each named executive officer earned 138 percent of their target award. The awards were paid in the form of shares of common stock issued in November 2018 with the named executive officers also receiving cumulative cash dividend equivalents over the three-fiscal year performance period on such awards. As with the payout of Incentive Plan awards, if the Company’s TSR during the performance period is negative, the earned award for each such officer for such performance period will be limited to the amount earned at the target level of performance. This limitation was not applicable for the fiscal 2016-2018 performance period since the Company’s TSR was positive for such performance period at 73 percent.

At its meeting in October 2017, the HR Committee also established the threshold, target and maximum performance levels of cumulative EPS upon which performance-based RSUs awards would be based for the fiscal 2018-2020 performance period, along with the corresponding percentages of target awards. The three-fiscal year cumulative EPS target performance level was based on the same factors utilized by the HR Committee for our Incentive Plan described above. The HR Committee then awarded grants to the named executive officers at its meeting in May 2018, which were later ratified by the Board, of performance-based RSUs for the fiscal 2018-2020 performance period. The following table shows the three year performance criteria for such period:

Performance Level	Cumulative EPS Performance	Percentage (%) of Target Award Earned
Below Threshold	<$11.49	No award
Threshold	$11.49	50
Target	$12.77	100
Maximum	$14.05	200

Retirement Benefits.     All of our current named executive officers participate in our Pension Account Plan (“PAP”), which is a qualified, cash balance defined benefit pension plan. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2018,” beginning on page 54, would be considered eligible compensation in determining benefits. See the discussion under “Pension Account Plan” on page 59, for more information about this plan. In addition, all of our named executive officers participate in our RSP, which is a qualified defined contribution plan. Any named executive officer who joined the Company after September 30, 2010 would not be eligible to participate in the PAP. However, in lieu thereof, he or she would receive a fixed annual Company (“FAC”) contribution, which is equal to four percent (4%) of his or her eligible earnings. See the discussion under “Retirement Savings Plan” on page 59 for more information about this plan.

Messrs. Cocklin, Haefner and Akers also participate in the Supplemental Executive Retirement Plan (“SERP”), which provides retirement benefits (as well as supplemental disability and death benefits). Each of these named executive officers who has participated in the plan for at least two years and who has attained the age of 55 is entitled to an annual retirement supplement in an amount that, when added to the annual retirement amount payable to him under the PAP, equals 60 percent of their total cash compensation. The annual supplemental retirement amount will generally be equal to 60 percent of the sum of the amount of the participant’s last annual base salary and the amount of their last award under the Incentive Plan, subject to reductions for less than ten years of employment with the Company and for retirement prior to age 62. Messrs. Forsythe and Park participate in the Account Balance SERP, which is a non-qualified defined contribution plan that provides an annual contribution of 25 percent of the participant’s total annual earnings (base salary and incentive payment under our Incentive Plan) into a notional supplemental retirement account, as well as supplemental disability and death benefits.

The HR Committee believes that these retirement benefits at the amounts provided to our named executive officers are an important component of total compensation and benefits and are required to ensure that our overall executive compensation package remains competitive with executive compensation packages offered by other major public companies in our industry. See the discussion under “Retirement Plans,” beginning on page 59, for more information on our retirement benefits.

Change in Control Severance Benefits.    We have severance agreements in place with each of our named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally in “Change in Control Severance Agreements,” beginning on page 61). The severance agreement for each named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last annual award under the Incentive Plan or the average of the three highest annual awards received under such plan) and (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP.

In addition, each named executive officer is paid (i) an amount that is generally actuarially equivalent to an additional 36 months of health and welfare benefits and (ii) an amount that is actuarially equivalent to 36 months of accident and life insurance coverage, along with disability coverage. If the total of such lump sum severance payment results in the imposition of excise taxes imposed by Section 4999 of the Code, the named executive officer has the ability to elect to have the payment reduced to a level that will result in no payment of such excise tax. In lieu of reducing the severance payment under the agreement, each named executive officer may elect to have the Company pay the full severance payment amount, thereby leaving such officer responsible for personally paying the excise tax penalties imposed on such “excess parachute payments.”

Additional Information on Named Executive Officer Compensation

The compensation of our President and CEO, Mr. Haefner, was higher in fiscal 2018 than that of any of our other named executive officers, except for our Executive Chairman, Mr. Cocklin, primarily in recognition of Mr. Haefner’s level of responsibility and the competitive market data for chief executive officers of comparably-sized companies in our proxy peer group. However, Mr. Haefner participated in all the same compensation plans as the other named executive officers and was subject to the same performance measurement determinations under our annual and long-term incentive compensation plans. We do not have any individual compensation policies or plans that are not applied consistently to all of our named executive officers. Each year, we set our target opportunities in incentive compensation based solely upon competitive market conditions and the other factors discussed below.

In addition, in determining executive compensation, the HR Committee and our Board of Directors considered the results of our most recent shareholder advisory vote on executive compensation at our February 7, 2018 meeting of shareholders. Our shareholders approved the compensation of our named executive officers for fiscal 2017, with over 87 percent of the shares voted in favor of such compensation. Accordingly, the HR Committee and our Board decided to continue to adhere to its pay-for-performance philosophy and did not materially change our executive compensation decisions and policies over the last fiscal year as a result of the most recent shareholders’ advisory vote on executive compensation or otherwise. However, the HR Committee and Board will continue to review our executive compensation program each year and will consider the views of our shareholders and other developments during such review.

Competitive Executive Compensation Benchmarking

Like all major corporations, we operate in a competitive environment for talented executives. Pay Governance provided our HR Committee with a review of the compensation program elements and pay levels for companies similar to us and of comparable size as measured by financial measures and market capitalization for fiscal 2018. The competitive compensation benchmarking included assessments of all elements of compensation for our named executive officers. The competitive compensation benchmarking data reviewed by the HR Committee included base salary, annual incentive compensation and long-term incentive compensation found in the proxy statements filed by companies in the proxy peer group. The companies in the proxy peer group were selected because they represent those companies considered by the HR Committee to be the most comparable to the Company in terms of business operations, market capitalization and overall financial performance. The companies in the proxy peer group for the following fiscal year are selected annually by the HR Committee at its regularly-scheduled August meeting after its review of the recommendation of and presentation by Pay Governance, which selection is then reviewed and approved by the Board at its regularly-scheduled August meeting. The HR Committee recommended no changes to the members of the proxy peer group for fiscal 2018, which appears below. This same proxy peer group was used in the stock performance graph appearing in our Annual Report on Form 10-K for the fiscal year ended September 30, 2018. However, because WGL Holdings, Inc. was acquired during fiscal 2018, it will no longer be a member of the proxy peer group for fiscal 2019.

Alliant Energy Corporation	ONE Gas, Inc.
Ameren Corporation	Spire Inc.
CenterPoint Energy, Inc.	Vectren Corporation
CMS Energy Corporation	WEC Energy Group, Inc.
DTE Energy Company	WGL Holdings, Inc.
National Fuel Gas Company	Xcel Energy Inc.
NiSource Inc.

The annual revenues shown below for the companies in our proxy peer group are for the most recent fiscal year reported. The market capitalizations shown below are as of June 30, 2018.

	Revenues ($ Billion)	Market Cap. ($ Billion)
Minimum	1.5	3.6
Average	4.9	9.8
Maximum	12.6	23.2
Atmos Energy Corporation	2.8	10.0

To supplement the executive compensation information derived from its study of the proxy peer group, the HR Committee also considered, on a limited basis, executive compensation benchmarking data from the latest Willis Towers Watson U.S. CDB Energy Services Executive Compensation Survey (“energy services industry survey”) provided by Pay Governance. The companies in this survey include companies in the natural gas, nuclear and electric utilities industries. To adjust for size differences, Pay Governance employed a statistical analysis (single regression) in the survey based on relative total annual revenues to determine competitive pay rates for our named executive officers based upon the data derived from such survey. The HR Committee also reviewed compensation data from broader energy industry and general industry surveys provided by Pay Governance, as a secondary reference point that reflects broader pay practices.

Using primarily the proxy peer group compensation analysis, as well as limited supplemental data from the energy services industry survey, the HR Committee reviewed competitive target compensation levels for each named executive officer at the 50th percentile level of the competitive market. For each named executive officer position, base salary, target total cash compensation (base salary plus annual incentive award) and target total direct compensation (base salary plus annual incentive award plus the annualized present value of long-term incentive compensation) were benchmarked and analyzed as the Company’s desired competitive compensation positioning. In reviewing the competitive compensation data with the current base salaries and target compensation levels of our named executive officers, the HR Committee found that base salaries, target total cash compensation, and target total direct compensation for each of our named executive officers were generally aligned within the competitive range of the 50th percentile benchmarks for each element of compensation and in the aggregate.

Executive Compensation Consultant

The HR Committee has been granted through its charter the sole authority from the Board of Directors for the appointment, compensation and oversight of the Company’s executive compensation consultant. The HR Committee retained Pay Governance during fiscal 2018 as its consultant to assist with its responsibilities related to the Company’s compensation program for its named executive officers and Board of Directors. The HR Committee directed Pay Governance to (i) regularly attend meetings of the committee, (ii) conduct studies of competitive compensation practices and (iii) develop conclusions and recommendations related to the executive compensation plans of the Company for consideration by the committee. Pay Governance assisted with (i) the identification of the Company’s proxy peer group, (ii) an assessment of competitive compensation for non-employee directors of the Company, and (iii) a review of base salary, annual incentives and long-term incentive compensation opportunities of the Company relative to competitive practices. Pay Governance also advised the HR Committee on emerging trends and developments in executive compensation, provided recommendations regarding our executive compensation strategy and performed an assessment of the risks contained in the Company’s incentive compensation plans.

A senior consultant from Pay Governance attended all three HR Committee meetings held in fiscal 2018. Based on policies and procedures implemented by the HR Committee and by Pay Governance to ensure the objectivity and independence of the individual executive compensation consultants for Pay Governance, the committee believes that the consulting advice it received during the fiscal year from Pay Governance and its individual consultants was objective, not influenced by any other relationships Pay Governance had with the Company and raised no conflicts of interest. In making this determination, the HR Committee also assessed the independence factors set forth in applicable SEC regulations and rules, NYSE corporate governance standards and other facts and circumstances and concluded that both Pay Governance and its individual consultants were independent from the Company.

Management’s Role in Setting Named Executive Officer Compensation

The HR Committee and Mr. Haefner, our President and CEO, met with representatives of Pay Governance at the beginning of fiscal 2018 to review and discuss the compensation of all other named executive officers, except for Mr. Cocklin. However, at no time did Mr. Haefner meet with representatives of Pay Governance regarding his own compensation. For fiscal 2018, Mr. Haefner recommended to the HR Committee compensation for the other named executive officers except for Mr. Cocklin, while Pay Governance provided to the committee general guidance and competitive compensation data for Messrs. Cocklin and Haefner.

Messrs. Cocklin and Haefner may be present during a portion of the HR Committee’s meetings on executive compensation. However, both Messrs. Cocklin and Haefner (along with any other named executive officers in attendance at HR Committee meetings), are excused when the compensation of such named executive officers is discussed and decisions regarding their compensation are reached by the committee. All decisions by the HR Committee concerning all forms of executive compensation to be paid to the Executive Chairman, the President and CEO, and the other named executive officers are approved by the Board.

New Limitations on Deductibility of Executive Compensation

The Tax Cuts and Jobs Act of 2017 (“TCJA”), enacted on December 22, 2017, substantially modified Section 162(m) of the Internal Revenue Code and, among other things, eliminated the performance-based exception to the $1 million deduction limit effective as of January 1, 2018. As a result, beginning in 2018, compensation paid to certain executive officers in excess of $1 million will generally be nondeductible, whether or not it is performance-based. In addition, beginning in 2018, the executive officers subject to Section 162(m) (the “Covered Employees”) will include any individual who served as the CEO or CFO at any time during the taxable year and the three other most highly compensated officers (other than the CEO and CFO) for the taxable year. In addition, once an executive officer becomes a Covered Employee for any taxable year beginning after December 31, 2016, that officer will remain a Covered Employee for all future years, including following any termination of employment.

The TCJA includes a transition rule under which the changes to Section 162(m) described above will not apply to compensation payable pursuant to a written binding contract that was in effect on November 2, 2017 and is not materially modified after that date. To the extent applicable to our existing contracts and awards, the HR Committee may avail itself of this transition rule. However, because of uncertainties as to the application and interpretation of the transition rule, no assurances can be given at this time that our existing contracts and awards, even if in place on November 2, 2017, will meet the requirements of the transition rule. Moreover, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the HR Committee does not limit its actions with respect to executive compensation to preserve deductibility under Section 162(m) if the Committee determines that doing so is in the best interests of the Company.

Share Ownership Guidelines

We have adopted share ownership guidelines for our named executive officers, which are intended to be achieved by each such named executive officer over the course of five years. The HR Committee believes that executive share ownership promotes better alignment of the interests of our named executive officers with those of our shareholders and it monitors compliance with the ownership guidelines each year. Both our Executive Chairman and our President and CEO have a guideline to reach a share ownership position with a value of at least five times their respective annual base salaries, with each of the remaining named executive officers having a guideline to reach a share ownership position with a value of at least three times their respective annual base salaries. The share ownership positions include all shares held directly or indirectly, including grants of unvested time-lapse RSUs but not including grants of unvested performance-based RSUs. Each of our named executive officers serving as of the end of fiscal 2018 had achieved their individual ownership objective as of that time.

OTHER EXECUTIVE COMPENSATION MATTERS

Executive Compensation-Related Policies

Executive Compensation Recoupment Policy.    Our Board of Directors has adopted an executive compensation recoupment policy or “clawback policy,” which provides for the recoupment by the Company under certain circumstances of awards of incentive compensation, including annual cash incentive compensation, stock-based awards, performance-based compensation and any other forms of cash or equity compensation other than base salary. This policy applies to any current or former employee holding (or in certain cases, who held) a position of division president, corporate vice president or above.

First, in the event of an accounting restatement of the Company’s previously issued financial statements due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws, the Company will seek recovery from any such current or former officer who received any awards paid or granted during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, in excess of what would have been paid or granted to the officer under the accounting restatement.

Next, in the event of an accounting restatement as a result of errors, omission, fraud or other causes, the HR Committee shall review the facts and circumstances underlying the restatement (including any potential wrongdoing and whether the restatement was the result of negligence or intentional or gross misconduct) and may, in its discretion, direct that the Company recover all or a portion of any award from one or more officers with respect to any fiscal year in which the Company’s financial results are negatively affected by such restatement. If (a) the payment, grant or vesting of any award(s) is based upon the achievement of financial results that are subsequently restated or (b) a lower payment, award value or vesting would have occurred based upon the restated financial results, the HR Committee may seek to recoup, and such officer shall forfeit or repay, all or any portion of such excess compensation as the committee deems appropriate.

Finally, if the HR Committee determines that an officer engaged in an act of fraud or misconduct that contributed to the need for an accounting restatement, the committee may, in its discretion, recover and the officer shall forfeit or repay, all of such officer’s awards for the relevant period, plus a reasonable rate of interest. The recoupment pursuant to this policy of any awards of incentive compensation from an officer will not affect the Company’s right to pursue disciplinary action or dismissal, pursue any available legal remedies against such officer or its ability to recoup executive compensation under applicable laws and regulations. Following the adoption of any final rule by the SEC on clawback policies, this clawback policy will be amended, if necessary to maintain full compliance with such final rule.

Policy Prohibiting Hedging and Pledging Transactions.    Our Board of Directors has also adopted a policy prohibiting hedging transactions in our common stock through an amendment to our insider trading policy, which provides that no member of our Board of Directors or any employee of the Company may purchase any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that establish a short position in our common stock and are designed to hedge or offset any decrease in the market value of our common stock granted by us as part of compensation to employees or our common stock already held by them. In addition, the following transactions are prohibited: (i) “short sales,” which are sales of our common stock that are not then owned and (ii) trading of put options, call options or other derivatives of our common stock. Finally, our insider trading policy also provides that no member of our Board of Directors or any named executive officer of the Company may purchase our common stock on margin or hold our common stock in a margin account, borrow against any account in which our common stock is held or otherwise pledge our common stock as collateral for a loan.

Compensation Risk Assessment

During fiscal 2018, the HR Committee engaged Pay Governance to assist the committee in assessing the risk profile of the compensation plans of the Company. Pay Governance reviewed all of the compensation plans of the Company to gauge whether any compensation plan encourages employees to engage in excessively risky behaviors detrimental to the Company and its shareholders. Our two annual incentive compensation plans are the Incentive Plan and the Variable Pay Plan (“VPP”). Pay Governance also evaluated our long-term incentive plan, the LTIP, pursuant to which the Company grants both performance-based and time-lapse RSUs. The review by Pay Governance of these incentive plans included an evaluation of the plans’ design features and provisions, including such provisions as the establishment of target levels, the determination of awards, the types of performance criteria measured, the capping of maximum award opportunities, the balance between annual and long-term opportunities, the role of the HR Committee in its governance and oversight and other issues.

At the conclusion of its review and evaluation, Pay Governance reported to the HR Committee that none of these incentive compensation plans encourage our employees to engage in excessive risk-taking behaviors, based on the following factors:

•	The Company’s incentive compensation plans do not appear to have attributes commonly considered to be problematic or reflect poor pay practices;

•	The structure of the Company’s compensation program does not directly or indirectly incorporate unsystematic risk factors affecting the financial performance of the Company; and

•

The Company has numerous policies and practices in place intended to help mitigate potential risks, including appropriate performance metrics, long-term incentive opportunities which counterbalance short-term incentive opportunities, caps on annual incentive opportunities and stock ownership requirements for selected members of management.

In particular, Pay Governance reported that the following features help to mitigate any excessive risk-taking on the part of the participants in these plans:

•	Both the Incentive Plan and the VPP place a cap on the size of any cash awards earned by any single participant during the plan year.

•

Awards under the Incentive Plan and grants of performance-based RSUs under the LTIP are subject to objective, formulaic performance criteria that are reviewed and approved by the plans’ governing authority (i.e., the HR Committee) no later than during the first quarter (90 days) of all performance periods under each plan.

•	Once the threshold levels are achieved, both the Incentive Plan and the LTIP use mathematical interpolation to calculate payouts between performance levels, thereby removing any payout cliffs.

•

Long-term equity incentives are granted each year to Incentive Plan participants to appropriately balance short-term interests and long-term value creation (and for named executive officers only, are subject to a TSR limitation).

•

One-half of the value of the long-term incentive opportunity for participants is represented by performance-based RSUs, which are tied to three-fiscal year cumulative EPS performance measures for all participants (and for named executive officers only, are subject to a TSR limitation).

•	The Incentive Plan allows participants to make a voluntary conversion of annual cash awards, in 25 percent increments, to three-year time-lapse RSUs, with a 20 percent premium.

•

All long-term performance targets contained in grants under the LTIP, as well as the measurement of actual performance attained under each such target, exclude any unrealized gains or losses recognized by the Company’s nonregulated operations prior to the sale of AEM on January 1, 2017.

•

Any potential severance compensation paid to a named executive officer in the event of a change in control is subject to a double-trigger termination requirement and does not include any federal income tax gross-up payments for the purposes of excise tax payment settlements.

•

The Company has adopted a clawback policy that provides for the repayment or forfeiture of any incentive awards, excluding base salary, earned due to restatement of financial statements, fraud, misconduct, or other unethical behavior.

•

The Company has adopted a policy that prohibits (i) hedging transactions in the Company’s shares of common stock by any employee or non-employee director as well as (ii) pledging of shares by all executive officers and directors.

•	All officers are subject to share ownership guidelines, which encourage the executives to own Company shares of common stock with a value equal to a multiple of their base salaries,

commensurate with their positions with the Company, thereby aligning their long-term interests with the long-term interests of the Company’s shareholders.

Accordingly, the HR Committee has determined that none of the Company’s incentive compensation plans encourage our executive officers or other employees to take excessive risks and that the risks arising from these plans are not reasonably likely to have a material adverse effect on the Company.

NAMED EXECUTIVE OFFICER COMPENSATION

Summary of Cash and Other Compensation

The following table provides information concerning compensation we paid to or accrued on behalf of our Principal Executive Officer, our Principal Financial Officer and the three other most highly compensated executive officers serving as such on September 30, 2018:

Summary Compensation Table for Fiscal Year 2018(a)

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(b)	Non-Equity Incentive Plan Compensation ($)(c)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(d)	All Other Compensation ($)(e)	Total ($)
Kim R. Cocklin(f)	2018	852,972	2,348,916	1,137,267	—	11,865	4,351,020
Executive Chairman of the Board	2017	996,640	2,387,855	1,245,800	—	18,892	4,649,187
	2016	1,004,138	2,543,224	1,095,404	4,039,572	18,479	8,700,817

Michael E. Haefner(g)	2018	845,577	2,318,208	1,127,408	6,656,527	17,265	10,964,985
President and Chief Executive Officer	2017	593,077	1,043,832	630,144	2,599,360	11,997	4,878,410
	2016	537,625	1,189,852	488,741	2,296,171	12,405	4,524,794

Christopher T. Forsythe(h)	2018	388,702	520,080	310,954	179,097	11,865	1,410,698
Senior Vice President and Chief Financial Officer	2017	344,231	408,949	236,659	137,057	11,925	1,138,821
	2016	—	—	—	—	—	—

David J. Park(i)	2018	373,154	542,228	298,516	173,678	12,577	1,400,153
Senior Vice President, Utility Operations	2017	321,328	417,084	220,913	130,361	14,022	1,103,708
	2016	—	—	—	—	—	—

John K. Akers(i)	2018	373,154	520,080	298,516	532,993	11,867	1,736,610
Senior Vice President, Safety & Enterprise Services	2017	332,049	408,949	228,284	1,227,607	11,923	2,208,812
	2016	—	—	—	—	—	—

(a)	No bonuses, as defined by applicable SEC rules and regulations, were paid or stock options awarded to any named executive officers in fiscal years 2018, 2017 or 2016.

(b)

In accordance with applicable SEC rules, the valuation of stock awards in this table is based upon the grant date fair value of time-lapse RSUs granted during fiscal 2016-2018, along with performance-based RSUs granted during fiscal 2016-2018 and excludes any estimate of forfeitures related to service vesting conditions. The stock awards are valued at the grant date fair value calculated in accordance with FASB ASC Topic 718. The valuation also includes the fair value of a 20 percent premium granted in connection with the time-lapse RSUs converted from the portion of incentive compensation elected to be converted by the named executive officers in the prior fiscal year. In our financial statements, we use an estimated forfeiture rate of two percent (2%) of each grant (other than special one-time grants). The fair value of time-lapse RSUs and performance-based RSUs was determined based on the fair market value on the grant date.

The fair value of the performance-based RSUs on the grant date are shown in the following table at their maximum value, assuming the highest level of performance conditions (200 percent of the target) will be achieved during the performance period.

Name	Year	Stock Awards ($)
Kim R. Cocklin	2018	2,286,618
	2017	2,333,034
	2016	2,482,826
Michael E. Haefner	2018	2,286,618
	2017	1,043,832
	2016	1,110,524
Christopher T. Forsythe	2018	520,080
	2017	408,949
	2016	—
David J. Park	2018	520,080
	2017	408,949
	2016	—
John K. Akers	2018	520,080
	2017	408,949
	2016	—

(c)

The amounts shown reflect the payments attributable to performance achieved at the level of 133 percent of target EPS in fiscal 2018 under our Incentive Plan. For a discussion of the performance criteria established by our HR Committee for awards in fiscal 2018 under our Incentive Plan, see “Elements of Executive Compensation,” beginning on page 42. Awards under the Incentive Plan are paid in cash and are based on the participant’s eligible earnings received during the fiscal year. However, participants may elect prior to the beginning of each fiscal year to convert all or a portion of their awards to time-lapse RSUs, with a premium equal to 20 percent of the amount converted, with such units being awarded under our LTIP. The amounts shown do not include incentive compensation equal to the premium of 20 percent of the value associated with the conversion to time-lapse RSUs through an election by participating named executive officers prior to the beginning of fiscal 2018, as shown in the table below. The grants of the units resulting from the 20 percent premium in connection with such conversion, which were made November 6, 2018 at a fair market value of $94.18 per share, will be reflected in the Grants of Plan-Based Awards table in our proxy statement for fiscal 2019. These units vest three years following the date of grant. The conversion elections are reflected in the table below.

Name	Incentive Plan Award ($)	Cash (%)	Amount ($)	Restricted Stock Units Elected (%)	Value of Restricted Stock Units ($)	Units (#)
Kim R. Cocklin	1,137,267	75	852,950	25	341,214	3,623
Michael E. Haefner	1,127,408	75	845,556	25	338,295	3,592
Christopher T. Forsythe	310,954	100	310,954	0	—	—
David J. Park	298,516	100	298,516	0	—	—
John K. Akers	298,516	100	298,516	0	—	—

(d)

The amounts shown reflect the aggregate current year increase in pension values for each named executive officer based on the change in the present value of the benefit as presented in the “Retirement Plans Table for Fiscal Year 2018,” beginning on page 60. The present value is based on the earliest age for which an unreduced benefit is available and assumptions from the September 30, 2017 and September 30, 2018 measurement dates.

(e)	The components of “All Other Compensation” are reflected in the table below.

(f)	Mr. Cocklin was appointed as Executive Chairman of the Board by the Board of Directors, effective October 1, 2017.

(g)	Mr. Haefner was appointed as President and Chief Executive Officer by the Board of Directors, effective October 1, 2017.

(h)

Mr. Forsythe was appointed as Senior Vice President and Chief Financial Officer by the Board of Directors, effective February 1, 2017. Accordingly, under applicable SEC rules, no compensation for fiscal 2016 is presented.

(i)

Mr. Park was appointed as Senior Vice President, Utility Operations and Mr. Akers was appointed as Senior Vice President, Safety and Enterprise Services, by the Board of Directors, both effective January 1, 2017. Accordingly, no compensation for fiscal 2016 is presented for either Messrs. Park or Akers. Mr. Akers was also appointed by the Board as Executive Vice President, effective November 6, 2018.

All Other Compensation

for Fiscal Year 2018

Name	Company Contributions to Retirement Savings Plan ($)	Cost of Premiums for Company- Paid Term Life Insurance ($)	Financial Planning ($)(a)	Perquisites ($)(b)	Total ($)
Kim R. Cocklin	10,754	1,111	—	—	11,865
Michael E. Haefner	10,754	1,111	5,400	—	17,265
Christopher T. Forsythe	10,754	1,111	—	—	11,865
David J. Park	10,836	1,111	630	—	12,577
John K. Akers	10,756	1,111	—	—	11,867

(a)	We provide financial planning services to our named executive officers, which benefit is valued at the actual charge for the services.

(b)	No named executive officer received perquisites and other personal benefits with an aggregate value equal to or exceeding $10,000 during fiscal 2018.

Grants of Plan-Based Awards

The following table shows the grants of executive compensation plan-based awards to the named executive officers during fiscal 2018:

Grants of Plan-Based Awards for Fiscal Year 2018(a)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(b)			Estimated Future Payouts Under Equity Incentive Plan Awards(c)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kim R. Cocklin
Incentive Plan	10/01/17	426,486	852,972	1,705,944	—	—	—	—	—
Time-Lapse RSUs	11/07/17	—	—	—	—	—	—	706	62,297(d)
Time-Lapse RSUs	05/01/18	—	—	—	—	—	—	13,190	1,143,309
Performance-Based RSUs	05/01/18	—	—	—	6,595	13,190	26,380	—	1,143,309
Michael E. Haefner
Incentive Plan	10/01/17	422,789	845,577	1,691,154	—	—	—	—	—
Time-Lapse RSUs	11/07/17	—	—	—	—	—	—	358	31,590(d)
Time-Lapse RSUs	05/01/18	—	—	—	—	—	—	13,190	1,143,309
Performance-Based RSUs	05/01/18	—	—	—	6,595	13,190	26,380	—	1,143,309
Christopher T. Forsythe
Incentive Plan	10/01/17	116,611	233,221	466,442	—	—	—	—	—
Time-Lapse RSUs	11/07/17	—	—	—	—	—	—	—	—
Time-Lapse RSUs	05/01/18	—	—	—	—	—	—	3,000	260,040
Performance-Based RSUs	05/01/18	—	—	—	1,500	3,000	6,000	—	260,040
David J. Park
Incentive Plan	10/01/17	111,946	223,892	447,785	—	—	—	—	—
Time-Lapse RSUs	11/07/17	—	—	—	—	—	—	251	22,148(d)
Time-Lapse RSUs	05/01/18	—	—	—	—	—	—	3,000	260,040
Performance-Based RSUs	05/01/18	—	—	—	1,500	3,000	6,000	—	260,040
John K. Akers
Incentive Plan	10/01/17	111,946	223,892	447,785	—	—	—	—	—
Time-Lapse RSUs	11/07/17	—	—	—	—	—	—	—	—
Time-Lapse RSUs	05/01/18	—	—	—	—	—	—	3,000	260,040
Performance-Based RSUs	05/01/18	—	—	—	1,500	3,000	6,000	—	260,040

(a)	No stock options were awarded to any named executive officer in fiscal 2018.

(b)

The amounts reflect the estimated payments which could have been made under our Incentive Plan, based upon the participant’s annual salary as of the date presented. The plan provides that our named executive officers may receive annual cash incentive awards based on the performance and profitability of the Company. The HR Committee establishes annual target awards for each such officer. The actual amounts received by the named executive officers in fiscal 2018 under the plan are set forth under the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table for Fiscal Year 2018,” beginning on page 54.

(c)

The amounts reflect the performance-based RSUs granted under our LTIP, which vest three years from the beginning of the performance measurement period (October 1, 2017), at which time the holder is entitled to receive a percentage of the performance-based RSUs granted, based on our cumulative EPS performance over the period October 1, 2017 to September 30, 2020, payable in shares of our common stock, plus dividend equivalents payable in stock or cash. The grant date fair market value on May 1, 2018 of $86.68 is reflected at the target level of performance.

(d)

The grant date fair value amounts reflect the 20 percent value premium received pursuant to an election under the Incentive Plan to convert all or a portion of incentive compensation received for fiscal 2017 to time-lapse RSUs granted under our LTIP. Such RSUs were granted at the fair market value of $88.24 on the date of grant on November 7, 2017.

Outstanding Equity Awards

The following table shows the outstanding equity awards held by the named executive officers at September 30, 2018:

Outstanding Equity Awards at Fiscal Year-End for 2018(a)

	Stock Awards
Name	Number of Shares of Stock or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares of Stock or Units of Stock That Have Not Vested ($)(c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(d)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(c)
Kim R. Cocklin	58,875	5,528,951	27,595	2,591,446
Michael E. Haefner	36,827	3,458,424	19,635	1,843,923
Christopher T. Forsythe	6,500	610,415	5,525	518,853
David J. Park	9,576	899,282	5,525	518,853
John K. Akers	6,500	610,415	5,525	518,853

(a)

There were no securities underlying either unexercised stock options, which were exercisable or unexercisable, or unexercised unearned options granted under any equity incentive plan at the end of fiscal 2018. This table does not include amounts of time-lapse RSUs that were granted in November 2018 as a result of elections by the named executive officers to convert all or a portion of incentive compensation attributable to fiscal 2018. However, it does include amounts of time-lapse RSUs that were granted in November 2017 as a result of elections by the named executive officers to convert all or a portion of their incentive compensation attributable to fiscal 2017.

(b)	Represents time-lapse RSUs, which generally vest three years from the date of grant, as reflected in the next table.

(c)	Market value is based on the closing price of our common stock of $93.91, as reported on the NYSE Consolidated Tape on September 28, 2018.

(d)

Represents performance-based RSUs. See footnote (c) to the “Grants of Plan-Based Awards for Fiscal Year 2018” table on page 56 for a discussion of the vesting terms of our performance-based RSUs. Based on our performance through September 28, 2018, performance-based RSUs, at the target level of performance, will vest as indicated in the “Performance-Based Restricted Stock Units Vesting Schedule” on page 58 below.

Time-Lapse Restricted Stock Units Vesting Schedule(a)

Name	11-04-18(b)	5-04-19(c)	11-08-19(b)	5-02-20(c)	11-07-20(b)	5-01-21(c)	Total
Kim R. Cocklin	5,724	16,835	4,485	14,405	4,236	13,190	58,875
Michael E. Haefner	7,518	7,530	—	6,445	2,144	13,190	36,827
Christopher T. Forsythe	—	975	—	2,525	—	3,000	6,500
David J. Park	1,130	975	443	2,525	1,503	3,000	9,576
John K. Akers	—	975	—	2,525	—	3,000	6,500

(a)

This table does not include amounts of time-lapse RSUs that were granted in November 2018 as a result of elections by the named executive officers to convert all or a portion of incentive compensation received for fiscal 2018.

(b)	The amounts represent time-lapse RSUs granted under our LTIP as a result of the participant’s election to convert all or a portion of his Incentive Plan payment attributable to prior fiscal years.

(c)	The amounts represent time-lapse RSUs granted under our LTIP, which vest three years from the date of grant.

Performance-Based Restricted Stock Units Vesting Schedule(a)

Name	9-30-19	9-30-20	Total
Kim R. Cocklin	14,405	13,190	27,595
Michael E. Haefner	6,445	13,190	19,635
Christopher T. Forsythe	2,525	3,000	5,525
David J. Park	2,525	3,000	5,525
John K. Akers	2,525	3,000	5,525

(a)

The amounts represent performance-based RSUs, assuming the target level of performance, which vest at the end of each applicable three-fiscal year performance period. Although these units vest at the dates indicated, they are not available for distribution in the form of shares until the number of units earned based on the cumulative EPS amount for the performance period, along with dividend equivalents for the performance period payable in the form of cash or additional units, is finally determined and approved by the Board at its November meeting each year.

Vested Common Stock

The following table sets forth the vested common stock received by the named executive officers during fiscal 2018:

Stock Vested for Fiscal Year 2018

Name	Stock Awards(a)
	Stock Awards (#)(b)	Value Realized on Vesting ($)(c)
Kim R. Cocklin	49,726	4,488,304
Michael E. Haefner	22,601	2,040,052
Christopher T. Forsythe	2,433	221,040
David J. Park	3,097	278,848
John K. Akers	2,433	221,040

(a)

The named executive officers elected to have vested shares withheld, in each case, to cover applicable state and federal taxes incurred, upon receipt of their vested shares. The amounts reflected above are not reduced for the shares withheld.

(b)	Includes shares that vested during fiscal 2018 attributable to time-lapse RSUs as well as performance-based RSUs at the 138 percent level of performance for the fiscal 2016-18 performance period.

(c)	The value received on vesting represents the fair market value of the shares received on the following dates: $87.06 on November 3, 2017; $86.68 on May 1, 2018; and $94.18 on November 6, 2018.

Retirement Plans

Pension Account Plan.    Our PAP is a qualified, cash balance defined benefit pension plan under both the Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The plan covers a majority of our employees, including all our named executive officers. Benefits under this plan become vested and non-forfeitable after completion of three years of continuous employment. Under the terms of the PAP, a vested participant receives a benefit based on the value of the cash balance account at termination or retirement from the Company. Benefits payable under our retirement plan are not offset by Social Security benefits. Under the Code, the annual compensation of each employee to be taken into account under our retirement plan for 2018 cannot exceed $275,000.

The amount of eligible earnings utilized under the PAP generally includes base salary earned, deferrals to the RSP and Code Section 125 (“cafeteria plan”) reductions, while it excludes (i) any imputed income attributable primarily to Company-provided life insurance or financial planning services and (ii) all incentive compensation, as well as expense reimbursements. All participants may choose to receive their account balances in the form of a lump sum or an annuity. For any named executive officer who retires with vested benefits under the plan, the compensation shown as “Salary” in the “Summary Compensation Table for Fiscal Year 2018,” beginning on page 54, would be considered eligible compensation in determining benefits, subject to applicable limitations under the Code.

Retirement Savings Plan.     The RSP is a qualified, defined contribution plan, which is intended to comply with Section 404(c) of ERISA. All employees are eligible to participate in the RSP immediately upon joining the Company. Investments may be made in shares of Company common stock or in a variety of other equity and fixed income investments offered by the RSP administrator. Employees may make pre-tax contributions to the RSP based on the amount of eligible earnings, which is composed generally of base salary earned, pre-tax contributions to the RSP and cafeteria plan reductions, but excludes (i) any imputed income attributable primarily to Company-provided life insurance or financial planning services and (ii) all incentive compensation, as well as expense reimbursements. Upon the completion of one year of employment, the Company matches a participant’s contribution up to four percent (4%) of eligible earnings. Effective January 1, 2011, the RSP was amended to also include a FAC contribution, which is equal to four percent (4%) of eligible earnings for all participants in the RSP who joined the Company after September 30, 2010, when new employees ceased to be eligible to participate in the PAP. Eligible participants begin receiving the FAC contribution after one year of employment. All participants are immediately vested in their contributions to the RSP and matching Company contributions. Participants are vested in the FAC contributions component of their RSP account balances after three continuous years of employment.

Supplemental Executive Retirement Plans.    Messrs. Cocklin, Haefner and Akers participate in the Company’s SERP, which provides retirement benefits (as well as supplemental disability and death benefits) to certain officers and division presidents. The SERP provides that an officer or division president who has participated in the SERP for at least two years and has attained age 55 is entitled to an annual supplemental pension in an amount that, when added to their annual pension payable under the PAP, equals 60 percent of their compensation, subject to reductions for less than ten years of employment at the Company and for retirement prior to age 62. The SERP covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the SERP at the end of fiscal 2018 for the following named executive officers listed in the Summary Compensation Table is as follows: Mr. Cocklin, $2,284,653; Mr. Haefner, $1,977,408 and Mr. Akers, $676,516.

Messrs. Forsythe and Park participate in the Account Balance SERP, which is a non-qualified defined contribution plan that provides an annual contribution of 25 percent, which percentage is established by the Board of Directors for participants who are members of the Company’s Management Committee, of the participant’s total annual earnings (base salary and incentive payment under our Annual Incentive Plan) into a notional supplemental retirement account. Since it was adopted in August 2009, the Account Balance SERP has been open only to any employee of the Company who is either a (i) a corporate officer of the Company selected by the Board, in its discretion, to participate in the plan; or (ii) the president of an operating division of the Company or any other employee of the Company who is selected by the Board in its discretion to participate in the plan. In addition to receiving an annual pay credit at the end of each calendar year in their account balance equal to a percentage of each participant’s total annual earnings, each participant receives an interest credit to participant’s account balance at the end of each plan year. A participant is eligible to receive a distribution of their supplemental benefit under the plan upon retirement, which is defined as a voluntary termination from employment with the Company that constitutes a separation from service after he has completed at least three (3) years of participation in the plan and has attained age 55.

Retirement Plans Table

The table below shows the present value of accumulated benefits payable to each of the named executive officers including the number of years of service credited to each such named executive officer under our PAP, RSP and SERP or Account Balance SERP, as applicable, along with the total amount of payments made during fiscal 2018 under the SERP. See the discussion under “Pension Account Plan” on page 59, and “Supplemental Executive Retirement Plans,” beginning on page 59, for more information on these plans. As discussed above under “Supplemental Executive Retirement Plans,” each of the named executive officers will receive a benefit under both the PAP and the SERP or Account Balance SERP, the present values of which are presented in the table below. We used the following assumptions in calculating the present value of accumulated benefits for the PAP, SERP and Account Balance SERP:

Retirement Plans Table for Fiscal Year 2018

• Retirement age	(a) 65, or current age if later, for the PAP and (b) 62, or current age if later, for the Company’s SERP and Account Balance SERP

• Discount Rate:	4.38 percent

• Postretirement mortality:	Use of the applicable mortality table for 2018, as defined in Code Section 417(e)(3)

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)
Kim R. Cocklin(a)	Pension Account Plan	12.33	324,966	—
	Supplemental Executive Retirement Plan	12.33	18,650,522	—
Michael E. Haefner(b)	Pension Account Plan	10.25	247,839	—
	Supplemental Executive Retirement Plan	10.25	15,362,285	—
Christopher T. Forsythe(c)	Pension Account Plan	15.27	250,425	—
	Account Balance Supplemental Executive Retirement Plan	9.33	578,987	—
David J. Park(c)	Pension Account Plan	24.70	221,271	—
	Account Balance Supplemental Executive Retirement Plan	6.33	398,337	—
John K. Akers(b)	Pension Account Plan	27.08	584,851	—
	Supplemental Executive Retirement Plan	15.83	4,176,530	—

(a)	Mr. Cocklin is eligible for retirement with an immediate PAP benefit and a full benefit under the SERP.

(b)	Messrs. Haefner and Akers are eligible for early retirement with an immediate PAP benefit and a reduced benefit under the SERP.

(c)

Messrs. Forsythe and Park are eligible for early commencement of an immediate PAP benefit. Upon attainment of age 55, Messrs. Forsythe and Park will be eligible for an immediate distribution of their AB SERP account balance.

Change in Control Severance Agreements

We have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” of the Company (as defined in the severance agreements and described generally below). In addition, each such named executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

The severance agreement for each such named executive officer generally provides that the Company will pay such officer as severance pay in one lump sum an amount equal to (a) 2.5 times their total compensation (annual base salary and the higher of the last award under the Incentive Plan or the average of the three highest awards under such plan (b) the total of (i) an amount that is actuarially equivalent to an additional three years of annual age and service credits payable to the officer under the PAP and (ii) an amount that is actuarially equivalent to an additional three years of Company matching contributions payable to the officer under the RSP. The Company is also obligated to provide the officer with all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B, for a period of 18 months from the date of termination. In addition, following the end of the 18-month period, the Company is to pay such officer a lump sum amount equal to the present value of the cost to the Company of providing those benefits to him for an additional 18-month period. Also, the Company must pay the officer a lump sum amount equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.

However, if an executive officer is terminated by the Company for “cause” (as defined in the severance agreement), or their employment is terminated by retirement, death or disability, the Company is not obligated to pay such officer the lump sum severance payment. Further, if an executive officer voluntarily terminates their employment except for “constructive termination” (as defined in the severance agreement), the Company is not obligated to pay such officer the lump sum severance payment. The Company is not responsible for the payment of any excise tax gross-up payments which may be due on the payment of severance benefits to our named executive officers. As a result, if such lump sum severance benefit payments result in the imposition of excise taxes imposed by Section 4999 of the Code, the officer will have the option to elect to have the payment reduced to a level that will result in no payment of such excise tax by such officer.

For the purposes of these agreements, a “change in control” will generally be deemed to have occurred at any one of the following times:

•

on the date any person acquires ownership of common stock, that together with stock already held by such person, results in the person having beneficial ownership of 50 percent or more of the total fair market value or total voting power of our common stock;

•	on the date that a person acquires, or has acquired over a 12-month period, ownership of our common stock possessing 30 percent or more of the total voting power of our stock;

•	on the date a majority of the members of our Board is replaced during any 12-month period by directors whose election is not endorsed by a majority of the Board before the date of the election; or

•

on the date that a person acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition, at least 40 percent of the total gross fair market value of our assets, as measured immediately before such acquisition, except if such sale is to a person or entity owning, directly or indirectly, at least 50 percent of the total value or voting power of our common stock before such acquisition.

For the purposes of these severance agreements, “cause” means (i) the willful and continued failure by the employee to substantially perform their duties with the Company (other than any such failure resulting from their incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the employee by the Board that specifically identifies the manner in which the Board believes that the employee has not substantially performed their duties or (ii) an employee’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. No act, or failure to act, on an employee’s part shall be deemed “willful” unless done, or omitted to be done, by the employee not in good faith and without a reasonable belief that the action or omission was in the best interests of the Company. Notwithstanding the foregoing, the employee shall not be deemed to have been terminated for cause unless approved by an affirmative vote of not less than three-quarters (3/4) of the entire membership of our Board at a meeting called and held for such determination.

Potential Payments Upon Termination or Change in Control

Payments Made Upon Any Termination.    Regardless of the manner in which a named executive officer’s employment is terminated, he is entitled to receive the following amounts earned during their term of employment, subject to the additional restrictions discussed below under “Payments Made Upon Termination for Cause.” Such amounts include:

•	amount of accrued but unpaid base salary;

•	amounts contributed under, or otherwise vested in our RSP; and

•	amounts accrued and vested through our PAP and SERP or Account Balance SERP.

Payments Made Upon Retirement.    In the event of the retirement of a named executive officer (only Messrs. Cocklin, Haefner and Akers are eligible for retirement), in addition to the items identified above, such named executive officer will be entitled to receive:

•

a pro rata portion, at the end of the three-year performance period of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the actual level of performance achieved during the period; and

•

upon the termination of the restricted period, shares of stock equal to the number of time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment.

Payments Made Upon Death or Disability.    In the event of the death or disability of a named executive officer, in addition to the benefits listed above under “Payments Made Upon Any Termination,” the named executive officer or designated beneficiary will be entitled to receive:

•

a pro rata portion, based on the number of months completed of such performance period, of each outstanding grant of performance-based RSUs under our LTIP, at a value equal to the target level of performance for the period;

•	shares of our common stock equal to the number of cumulative time-lapse RSUs granted under our LTIP or issued as a result of an election to convert all or a portion of an Incentive Plan payment; and

•	payments under the Company’s life insurance plan or benefits under the Company’s disability plan, as appropriate.

Payments Made Upon Voluntary Termination or Termination Without Cause.    In the event of a voluntary termination or termination without cause for Messrs. Forsythe or Park (except for a termination without cause due to a general reduction in force or the specific elimination of a named executive officer’s position, in which case the benefits would be substantially equivalent to those described under “Payments Made Upon Death or Disability”), no equity or retirement benefits would be payable to these named executive officers since they are not yet eligible for retirement.

Payments Made Upon Termination for Cause.    The benefits for a termination for cause are substantially equivalent to the benefits described above under “Payments Made Upon Any Termination,” except that for all the named executive officers, no benefit under the SERP or Account Balance SERP would be payable. In addition, all outstanding grants of time-lapse RSUs and performance-based RSUs, as well as any unvested FAC contributions under the RSP, would be forfeited by all named executive officers.

Payments Made Upon a Change in Control.    As discussed above in “Change in Control Severance Agreements,” beginning on page 61, we have entered into severance agreements with each of the named executive officers to provide certain severance benefits for them in the event of the termination or “constructive termination” of their employment within three years following a “change in control” of the Company, as such terms are defined in the agreements. As is also discussed above, under the “best net” approach, the Company is not liable for the tax gross-up payments on behalf of those individuals whose severance payments would trigger excise tax penalties. In the tables below under the heading “Termination Upon Change in Control,” we assume the named executive officers would pay any related excise tax penalties. The severance agreement for each such named executive officer provides that the Company will pay such named executive officer a lump sum severance payment as described in “Change in Control Severance Agreements,” beginning on page 61.

Potential Post-Employment Payment Tables.    The following tables reflect estimates of the total amount of compensation due each named executive officer in the event of such executive’s termination of employment by reason of death, disability, retirement, termination for cause, or termination of employment upon or following a change in control. There are no separate columns presented below showing amounts payable in the event of either a voluntary termination or a termination without cause since such amounts would be substantially equivalent to the amounts shown under Termination Upon Retirement. The amounts shown below assume that such termination was effective as of September 30, 2018 and are estimates of the amounts which would be paid out to the executives upon such termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

Kim R. Cocklin	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	5,325,340
Equity
Time-Lapse Restricted Stock Units	5,528,951	5,528,951	5,528,951	—	5,528,951
Performance-Based Restricted Stock Units	1,363,941	1,363,941	1,363,941	—	1,363,941
Total	6,892,892	6,892,892	6,892,892	—	6,892,892
Retirement Benefits
Pension Account Plan	303,943	329,060	303,943	303,943	385,494
Supplemental Executive Retirement Plan	20,066,000	18,678,457	18,650,522	—	18,650,522
Retirement Savings Plan	867,266	867,266	867,266	867,266	898,704
Total	21,237,209	19,874,783	19,821,731	1,171,209	19,934,720
Other Benefits
Health & Welfare	—	—	—	—	26,711
Total	28,130,101	26,767,675	26,714,623	1,171,209	32,179,663

Michael E. Haefner	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	4,943,520
Equity
Time-Lapse Restricted Stock Units	3,458,424	3,458,424	3,458,424	—	3,458,424
Performance-Based Restricted Stock Units	843,412	843,412	843,412	—	843,412
Total	4,301,836	4,301,836	4,301,836	—	4,301,836
Retirement Benefits
Pension Account Plan	213,054	411,022	213,054	213,054	282,923
Supplemental Executive Retirement Plan	19,666,557	18,876,633	17,127,739	—	19,276,949
Retirement Savings Plan	794,208	794,208	794,208	794,208	825,645
Total	20,673,819	20,081,863	18,135,001	1,007,262	20,385,517
Other Benefits
Health & Welfare	—	—	—	—	27,688
Total	24,975,655	24,383,699	22,436,837	1,007,262	29,658,561

Christopher T. Forsythe	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	1,761,760
Equity
Time-Lapse Restricted Stock Units	610,415	610,415	—	—	610,415
Performance-Based Restricted Stock Units	261,089	261,089	—	—	261,089
Total	871,504	871,504	—	—	871,504
Retirement Benefits
Pension Account Plan	208,313	610,873	208,313	208,313	262,354
Account Balance SERP	578,987	578,987	—	—	578,987
Retirement Savings Plan	820,668	820,668	820,668	820,668	852,106
Total	1,607,968	2,010,528	1,028,981	1,028,981	1,693,447
Other Benefits
Health & Welfare	—	—	—	—	24,795
Total	2,479,472	2,882,032	1,028,981	1,028,981	4,351,506

David J. Park	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	1,691,290
Equity
Time-Lapse Restricted Stock Units	899,282	899,282	—	—	899,282
Performance-Based Restricted Stock Units	261,089	261,089	—	—	261,089
Total	1,160,371	1,160,371	—	—	1,160,371
Retirement Benefits
Pension Account Plan	184,259	622,921	184,259	184,259	238,300
Account Balance SERP	398,337	398,337	—	—	398,337
Retirement Savings Plan	791,563	791,563	791,563	791,563	823,001
Total	1,374,159	1,812,821	975,822	975,822	1,459,638
Other Benefits
Health & Welfare	—	—	—	—	37,837
Total	2,534,530	2,973,192	975,822	975,822	4,349,136

John K. Akers	Termination Upon Death($)	Termination Upon Disability($)	Termination Upon Retirement($)	Termination For Cause($)	Termination Upon/ Following Change in Control($)
Cash Severance	—	—	—	—	1,691,290
Equity
Time-Lapse Restricted Stock Units	610,415	610,415	610,415	—	610,415
Performance-Based Restricted Stock Units	261,089	261,089	261,089	—	261,089
Total	871,504	871,504	871,504	—	871,504
Retirement Benefits
Pension Account Plan	498,728	843,280	498,728	498,728	586,281
Supplemental Executive Retirement Plan	6,579,261	5,628,509	4,779,099	—	6,382,270
Retirement Savings Plan	1,472,552	1,472,552	1,472,552	1,472,552	1,503,990
Total	8,550,541	7,944,341	6,750,379	1,971,280	8,472,541
Other Benefits
Health & Welfare	—	—	—	—	37,837
Total	9,422,045	8,815,845	7,621,883	1,971,280	11,073,172

In the tables above, we have shown the severance compensation and employee benefits to be provided in the aggregate to each named executive officer in the event of each of the termination scenarios. In each scenario, there are differences in how equity, retirement, and health and welfare benefits are determined. The discussion below provides more specific information on the retirement benefits under each of the various scenarios as well as the health and welfare benefits payable only in the event of a termination of a named executive officer pursuant to a change in control.

Termination Upon Death.    The SERP benefit is the sum of the following:

•	two times final average earnings (base salary plus annual payment under the Incentive Plan) less the amount paid through the Company’s group life insurance plan;

•	a life annuity benefit of 50 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to the surviving spouse; and

•

a temporary life annuity benefit of 25 percent of final average earnings (base salary plus annual payment under the Incentive Plan) payable to dependent children until children reach the age of 18 years.

In addition, the following benefits are payable at a termination upon death:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of death;

•	the PAP plan benefit equal to the account balance at the time of death; and

•	the RSP plan benefit equal to the account balance at the time of death.

Termination Upon Disability.    The SERP benefit is the sum of the following:

•

a monthly benefit based on 60 percent of compensation (base salary plus annual payment under the Incentive Plan) less the amount paid from the Company’s group disability plan, with the net benefit payable as a temporary benefit until the age of 65 years; and

•	regular retirement benefit, as described below in “Termination Upon Retirement,” payable at the age of 65 years.

In addition, the following benefits are payable at a termination upon disability:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of disability;

•	the PAP plan benefit equal to the value of the projected age 65 monthly benefit assuming level future earnings from date of disability; and

•	the RSP plan benefit equal to the account balance at the time of disability.

Termination Upon Retirement.    At September 30, 2018, only Messrs. Cocklin, Haefner and Akers were eligible for retirement. The SERP benefit at retirement is the lump sum benefit based on a target benefit of 60 percent of final average earnings (base salary plus annual payment under the Incentive Plan) less an offset for the benefits to be paid from the tax-qualified PAP which would be reduced if retirement were to occur prior to age 62 or the service period at the Company were less than ten years. In addition, the following benefits are payable at retirement:

•	the PAP plan benefit equal to the account balance at the time of retirement; and

•	the RSP plan benefit equal to the account balance at the time of retirement.

Termination Upon Change in Control.    The SERP benefit upon termination pursuant to a change in control is equal to the same retirement benefits described above with respect to “Termination Upon Retirement,” with the following additional provisions:

•	there is no reduction applied to the earned benefit in the event that the named executive officer has less than 10 years of service;

•	there is no reduction applied to the earned benefit for early commencement prior to age 62; and

•	the named executive officer is immediately vested in the accrued benefit.

In addition, the following benefits are payable upon termination pursuant to a change in control:

•	the Account Balance SERP plan benefit is equal to the account balance at the time of termination pursuant to a change in control;

•	the PAP benefit includes the accrued benefit at the time of termination plus an additional three years of earned compensation credits; and

•	the RSP benefit includes the accrued benefit at the time of termination plus an additional three years of Company matching contributions.

Health and Welfare Benefits.    The Company provides supplemental benefits in the form of health and welfare benefits only in the event of the termination of a named executive officer pursuant to a change in control. The supplemental health and welfare benefits reported in the “Potential Post-Employment Payment Tables” above, beginning on page 64, represent the following benefits: (i) all medical, dental, vision and any other health benefits which qualify for continuation coverage under Code Section 4980B for a period of 18 months from the date of termination; (ii) payment of a lump sum equal to the present value of the cost to the Company of providing those benefits for an additional 18-month period; and (iii) payment of a lump sum equal to the present value of the cost to the Company of providing accident and life insurance benefits as well as disability benefits for a period of 36 months from their date of termination, equal to such benefits in effect for the officer at the time of the change in control.

Chief Executive Officer Pay Ratio

As required by SEC rules, we are providing the following information based on reasonable estimates for our last completed fiscal year, fiscal 2018 (October 2017 through September 2018). The annual total compensation of our President and CEO, as reported in the Summary Compensation Table for fiscal 2018 was $10,964,985. The annual total compensation of our median employee (the “Median Employee”), following the same methodology used in computing the annual total compensation of our President and CEO, was $80,965. The ratio of the annual total compensation of our President and CEO to the annual total compensation of our Median Employee was 135 to 1.

In determining the annual total compensation of our Median Employee, we used the following methodology, estimates and assumptions:

•

We selected July 1, 2018 as the determination date used to reflect our company’s employee population during fiscal 2018, which date is within three months of the end of fiscal 2018 on September 30, 2018.

•

To identify the Median Employee as of July 1, 2018, we utilized the total compensation (base salary, overtime/shift pay and all incentive compensation earned) of all our employees, excluding our President and CEO, as of that date for the 12 month period, July 2017 through June 2018, as a consistently applied compensation measure, with the following refinements:

•	We annualized the compensation of any individuals who were employed for less than the full 12-month period.

•	We did not include the value of any annual equity awards in determining the Median Employee.

•	We did not make any cost of living adjustments because all our employees are located in the United States.

SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by the Company may not be comparable to the pay ratio reported by other companies.

PROPOSAL FOUR—SHAREHOLDER PROPOSAL REGARDING

PREPARATION OF REPORT ON METHANE EMISSIONS

The following shareholder proposal will be voted on only if properly presented at the annual meeting. In accordance with SEC rules, the text of the shareholder proposal is printed verbatim from its submission and we take no responsibility for it. We will promptly provide the name, address, and, to our knowledge, share ownership of each shareholder proponent upon a shareholder’s written or oral request to our Corporate Secretary at Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205 or by telephone at 972-934-9227.

The Board recommends that you vote AGAINST the following shareholder proposal for the reasons discussed below under the Statement in Opposition to Shareholder Proposal.

Shareholder Proposal

Report on Methane Leaks & Management Actions

WHEREAS:

The long-term interests of shareholders are best served by companies that operate their businesses in a sustainable manner, focused on long-term value creation. This is particularly important in the context of climate change.

Methane is the main chemical component of natural gas. Methane emissions are a significant contributor to climate change, with a global warming impact roughly 86 times that of C02 over a 20 year period according to the IPCC. Methane leaks from Atmos’ aging infrastructure create significant climate risk. Importantly, research indicates that across the global economy methane leaks of only 3.2% across the natural gas supply chain—from production through distribution—could fully erase the climate benefits of replacing coal with gas. Leaked methane is also a loss of product; across the US economy it is enough to fuel 10 million homes per year according to EDF’s 2018 report in Science.

Atmos’ methane leaks expose the company to climate change related regulatory risk. In recent years state-level regulations on greenhouse gas emissions have become increasingly stringent. States in which Atmos operates are pressing forward with methane reduction policies, including for instance, Texas’ new Administrative Code requirements for leak surveys and repairs.

Methane leaks also present a safety hazard. Atmos’ leaking pipeline infrastructure puts its over 3 million gas customers across 8 states at risk of becoming victims of a catastrophic explosion. In early 2018, a gas explosion at a Dallas home served by Atmos resulted in the tragic death of 12-year-old girl.

Between 2005 and 2018, the Pipeline and Hazardous Materials Safety Administration reports that the nation’s natural gas distribution system was responsible for incidents resulting in 122 fatalities, 602 injuries, and costs of almost $900 million.

Key strategies to address methane leakage include pipeline replacement and leak detection and mitigation. However, Atmos has not disclosed its pipeline replacement plans nor disclosed the degree to which it is making any improvements in its leak detection and monitoring program.

The Proponent believes that the Company’s poor disclosure and limited action on this issue may expose shareholders to material risks due to climate and regulatory developments, as well as catastrophic incidents.

RESOLVED: As You Sow requests the company report to shareholders (at reasonable cost, omitting proprietary information) the company’s actions beyond regulatory requirements to reduce its greenhouse gas emissions and associated climate risk by monitoring and minimizing its methane emissions.

SUPPORTING STATEMENT: Investors suggest that the report specifically include a description of its methane reduction program and quantitative indicators, such as:

•	Any company plans to replace leak prone pipeline or implement other emission reduction practices;

•	Any deployment of leak detection and repair technologies, including timelines;

•	Amount of methane emissions reduced annually (and how emissions are calculated), including any goals or targets for methane reduction.

Statement in Opposition to Shareholder Proposal

The environment shared with our customers, shareholders and communities is as important to us as it is to all our stakeholders. As a distributor of natural gas, Atmos Energy works with the cleanest fossil fuel. And thanks to advances in technology, America’s supply of natural gas will likely meet our energy needs for the next 100 years. Delivering this vital energy resource safely, reliably, and with minimal environmental impact is the Company’s top priority.

Our goals are to minimize the release of any environmentally damaging substance; to minimize waste and dispose of it wisely; and to minimize the environmental impact of our business by using safe technologies and procedures and responding immediately to accidents and emergencies. Atmos Energy’s 2018 Integrated Annual Report addresses each of these areas in more detail and is available on our website at www.atmosenergy.com.

In particular, Atmos Energy is committed to practices that reduce methane emissions from our transmission and distribution systems, including infrastructure renewal programs to replace aging steel and cast iron distribution pipelines. We expect these practices will result in an approximate 50 percent reduction in natural gas methane emissions by 2035.

In addition to the 2018 Integrated Annual Report, Atmos Energy publishes a Methane Emissions Report to provide targeted information to the public on our efforts to monitor, control and reduce methane emissions. The 2018 Methane Emissions Report is also available on our website at www.atmosenergy.com/reports-and-policies.

Atmos Energy is also working with the American Gas Association to provide standardized platforms for disclosure of methane emissions to the investment community and other interested parties.

The Board of Directors believes the Company currently meets the stated interest of the proposal because disclosure of the practices in place to reduce methane emissions already exists on the Company’s website. Therefore, we believe that preparing an additional report is unnecessary.

The Board of Directors unanimously recommends that our shareholders

Vote AGAINST Proposal Four.

OTHER MATTERS

Shareholder Proposals

In the event a shareholder intends to present a proposal at our annual meeting of shareholders on February 6, 2019, in accordance with the Company’s bylaws, the shareholder must be a shareholder of record on the record date, December 14, 2018, who shall continue to be entitled to vote at the annual meeting. In addition, such shareholder must mail a notice of such proposal so that it is received by the Corporate Secretary at our principal executive offices by January 15, 2019, the 25th day following the day on which notice of the meeting is to be sent, December 21, 2018. Any such proposal must also include the information required by the Company’s bylaws. In addition, in the event a shareholder intends to present a proposal at our 2020 annual meeting of shareholders, if such proposal is to be included in our proxy statement relating to such meeting, it must be received by the Corporate Secretary at our principal executive offices no later than August 23, 2019 and it must be prepared according to applicable law, as determined by the Company.

Other Business

We know of no other business that may come before the annual meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his or her judgment on such matters. The proxy confers discretionary authority to the proxy holders to vote on any matter not included in this proxy statement that is properly presented to the shareholders at the meeting.

Integrated Annual Report

You may obtain a copy of our 2018 Integrated Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended September 30, 2018, including the financial statements and the financial statement schedules included therein, free of charge on our website or by contacting us as noted below. In addition, the exhibits of the Annual Report on Form 10-K are available upon payment of charges that approximate our cost of reproduction. If you would like to receive a copy of these exhibits, or our 2018 Integrated Annual Report, please visit our website at www.atmosenergy.com, call Investor Relations at 972-855-3792 or mail your written request to Investor Relations, Atmos Energy Corporation, P.O. Box 650205, Dallas, Texas 75265-0205.

By Order of the Board of Directors,

Karen E. Hartsfield

Senior Vice President, General Counsel

and Corporate Secretary

Dallas, Texas

December 21, 2018

ATMOS ENERGY CORPORATION C/O AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on February 5, 2019, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and integrated annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You may also request electronic delivery of proxy materials on our website at www.atmosenergy.com.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on February 5, 2019, the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E53068-P15233                    KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ATMOS ENERGY CORPORATION
The Board of Directors recommends that you vote
FOR the following listed nominees:
1. ELECTION OF DIRECTORS
Nominees:		For	Against	Abstain
1a. Robert W. Best		☐	☐	☐
1b. Kim R. Cocklin		☐	☐	☐	The Board of Directors recommends that you vote FOR proposals 2-3.		For	Against	Abstain
1c. Kelly H. Compton		☐	☐	☐	2. Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2019.		☐	☐	☐
1d. Sean Donohue		☐	☐	☐
1e. Rafael G. Garza		☐	☐	☐
1f. Richard K. Gordon		☐	☐	☐	3. Proposal for an advisory vote by shareholders to approve the compensation of the Company’s named executive officers for fiscal 2018 (“Say-on-Pay”).		☐	☐	☐
1g. Robert C. Grable		☐	☐	☐
1h. Michael E. Haefner		☐	☐	☐	The Board of Directors recommends that you vote AGAINST proposal 4.		For	Against	Abstain
1i. Nancy K. Quinn		☐	☐	☐
1j. Richard A. Sampson		☐	☐	☐	4. Shareholder proposal regarding preparation of report on methane emissions.		☐	☐	☐
1k. Stephen R. Springer		☐	☐	☐
1l. Diana J. Walters		☐	☐	☐	For address changes and/or comments, please check this box and write them on the back where indicated				☐
1m. Richard Ware II		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and our Integrated Annual Report, including our Form 10-K, are available at

www.proxyvote.com.

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders

ATMOS ENERGY CORPORATION

February 6, 2019

-Please Detach and Mail in Envelope Provided-

E53069-P15233

ATMOS ENERGY CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

FEBRUARY 6, 2019

The undersigned hereby appoints Richard K. Gordon and Richard A. Sampson, or either of them, each with full power of substitution, to represent the undersigned at the Annual Meeting of Shareholders of Atmos Energy Corporation to be held at 9:00 a.m. Central Standard Time on February 6, 2019, at the Charles K. Vaughan Center, 3697 Mapleshade Lane, Plano, TX 75075, and at any adjournment or postponement thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting on the matters listed on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ATMOS ENERGY CORPORATION. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION TO THE BOARD AND FOR PROPOSALS 2 AND 3; AND VOTED AGAINST PROPOSAL 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission, and by applicable state laws (including matters that the proxy holders do not know, a reasonable time before this solicitation, are to be presented).

Retirement Savings Plan Participants. This card also constitutes voting instructions by the undersigned participant to the trustee of the Atmos Energy Corporation Retirement Savings Plan and Trust (“Plan”) for all shares votable by the undersigned Plan participant. The undersigned on the reverse side of this card authorizes and instructs the Atmos Energy Corporation Qualified Retirement Plans and Trusts Committee, as trustee of the Plan (“Trustee”), to vote all shares of the common stock of Atmos Energy Corporation allocated to the undersigned’s account under the Plan (as shown on the reverse side) at the 2019 annual meeting of shareholders, or at any adjournment thereof, in accordance with the instructions on the reverse side. The Trustee will vote these shares as directed, provided your voting instructions are received over the Internet, by telephone or through the mail on your proxy card by 11:59 p.m. Eastern Time on February 5, 2019. All shares of Atmos Energy common stock for which the Trustee has not received timely instructions shall be voted or exercised by the Trustee in its best judgment. All voting instructions for shares held in the Plan shall be confidential. State Street Global Advisors Trust Company (“State Street”) is the independent fiduciary for purposes of ensuring the confidentiality of the Plan participant voting process. Please notify State Street, in writing, if you have specific confidentiality concerns relating to exercising your right to direct the Trustee to: Sydney Marzeotti, Vice President, State Street Global Advisors Trust Company, 1 Iron Street, Boston, MA 02210.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE THIS PROXY BY MAIL BY DATING, SIGNING AND PROMPTLY MAILING THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side